EXHIBIT 10.1

OFFICE LEASE

SKYPORT PLAZA

Between

CA-SKYPORT I LIMITED PARTNERSHIP,

a Delaware limited partnership

as Landlord,

and

ATHEROS COMMUNICATIONS, INC.,

a Delaware corporation

as Tenant

(i)

		Page

ARTICLE 28	ENTRY BY LANDLORD	46

ARTICLE 29	TENANT PARKING	47

ARTICLE 30	MISCELLANEOUS PROVISIONS	48

EXHIBITS

A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	HAZARDOUS SUBSTANCES DISCLOSURE CERTIFICATE
F	ADDITIONAL PROVISIONS
G	MARKET RENT ANALYSIS
H	LOCATION OF GENERATOR
I	FIRST OFFER SPACE TERMS FOR MULTI-TENANT BUILDING

(ii)

OFFICE LEASE

This Office Lease (this “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between CA-SKYPORT I LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and ATHEROS COMMUNICATIONS, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION

1.	Date:		April 30, 2010

2.	Premises (Article 1).

	2.1	“Building”:	1700 Technology Drive San Jose, California 95110

	2.2	“Premises”:

Subject to Section 1.1.1, 160,224 rentable square feet of space comprised of:

(i) all of the second (2nd) floor (containing approximately 21,918 rentable square feet of space),

(ii) all of the third (3rd) floor (containing approximately 25,114 rentable square feet of space),

(iii) all of the fifth (5th) floor (containing approximately 25,114 rentable square feet of space),

(iv) all of the sixth (6th) floor (containing approximately 25,114 rentable square feet of space),

(v) all of the seventh (7th) floor (containing approximately 25,114 rentable square feet of space),

(vi) all of the eighth (8th) floor (containing approximately 25,114 rentable square feet of space),and

(vii) a portion of the first (1 st) floor of the Building consisting of 12,736 rentable square feet of space.

The outline and location of which is set forth in Exhibit A to this Lease. If the Premises includes any floor in its entirety, all corridors and restroom facilities located on such floor shall be considered part of the Premises.

	2.3	“Property”:	The Building, the parcel(s) of land upon which it is located, and, at Landlord’s discretion, any parking facilities and other improvements serving the Building and the parcel(s) of land upon which such parking facilities and other improvements are located.

	2.4	“Project”:	The office/R&D project, consisting of two (2) buildings (i.e., the Building and that certain other building located at 1650 Technology Drive (the “1650 TD Building”), including (i) the land (which is improved with landscaping, parking facilities and other improvements) upon which such buildings and the Common Areas are located, and (ii) at Landlord’s reasonable discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.

3.	Lease Term (Article 2).

	3.1	Lease Term:	The term of this Lease (the “Lease Term”) shall be the period commencing on the Lease Commencement Date and ending on the Lease Expiration Date (or any earlier date on which this Lease is terminated as provided herein); subject to extension of the Lease Expiration Date by Tenant’s exercise of one or both of the extension options granted under Section 1 of Exhibit F to this Lease.

	3.2	“Lease Commencement Date”:	August 1, 2010.

	3.3	“Lease Expiration Date”:	July 31, 2017.

4.	“Base Rent” (Article 3):

Period During Lease Term	Monthly Base Rent Per Rentable Square Foot	Monthly Installment of Base Rent	Annual Base Rent

Months 1 –12*	$1.60	$256,358.40	$3,076,300.80

Months 13 – 24	$1.65	$264,369.60	$3,172,435.20

Months 25 – 36	$1.70	$272,380.80	$3,268,569.60

Months 37 – 48**	$1.75	$324,341.50	$3,892,098.00

Months 49 – 60	$1.80	$333,608.40	$4,003,300.80

Months 61 – 72	$1.85	$342,875.30	$4,114,503.60

Months 73 – 84	$1.91	$353,995.58	$4,247,946.96

*	Notwithstanding the foregoing, so long as no Default (defined in Section 19.1 below) exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $256,358.40 per month, for the first ten (10) consecutive full calendar months of the Lease Term, subject to the terms of Section 3.2, below.
**

The Base Rent schedule for the period commencing on the Lease Commencement Date and ending on the thirty-sixth (36th) calendar month of the Lease Term is calculated based on the square footage of the Premises only (i.e., 160,224 rentable square feet). The Base Rent schedule for the period commencing on the first day of the thirty-seventh (37th) calendar month of the Lease Term and ending on the Lease Expiration Date, is based on the combined square footage of the Premises and the “Must-Take Space”, as that term is defined in Section 1.3, below (i.e., a total of 185,338 rentable square feet).

5.	“Tenant’s Share” (Article 4):

From the Lease Commencement Date through the end of the 36th Month – 82.36%;

From and after the Must-Take Commencement Date – 95.27%.

The determination of Tenant’s Share is based upon a total of 194,530 rentable square feet in the Building), subject to Article 1 below.

6.	“Permitted Use” (Article 5):	General office, laboratory, research and development, warehousing, sales and marketing and related purposes consistent with a “Class A” office/R&D building and in conformity with municipal zoning requirements of the City of San Jose and other applicable Laws (as defined in Section 25.1 below); provided, however, that except as otherwise expressly provided in Article 5 below, the area of the Premises used for laboratory purposes shall not exceed 110% of the area of the Premises (including the Must-Take Space) dedicated to laboratory use as of the date of this Lease. The Permitted Use may be expanded to include other lawful uses not expressly prohibited by this Lease, subject to Landlord’s prior written consent (not to be unreasonably withheld), to the extent the same comply with applicable laws and zoning and are consistent with the character of the Project as a first-class office/R&D project.

7.	“Security Deposit” (Article 22):	None.

	Prepaid Base Rent (Article 3):	$256,358.40, as more particularly described in Article 3 below.

	Prepaid Additional Rent (Article 3):	$155,096.83, as more particularly described in Article 3 of this Lease.

8.	Parking (Article 29):	Three and one-half (3.5) unreserved parking spaces for every one thousand rentable square feet contained within the Premises (which has been calculated to equal 561 unreserved parking spaces based on the Premises containing 160,224 rentable square feet, and, following the “Must-Take Delivery Date,” as that term is defined in Section 1.3.2 of this Lease, 649 unreserved parking spaces based on the Premises containing 185,338 rentable square feet, and if Tenant leases the First Refusal Space (as defined in Section 2 of Exhibit F), 681 unreserved parking spaces based on the Premises containing 194,530 rentable square feet (which square footage also includes the Must-Take Space).

9.	Address of Tenant (Section 30.16):

Before the Lease Commencement Date:

Atheros Communications, Inc.

5480 Great America Parkway

Santa Clara, CA 95054

Attention: David Torre

With a copy to:

Atheros Communications, Inc.

5480 Great America Parkway

Santa Clara, CA 95054

Attention: General Counsel

From and after the Lease Commencement Date:

Atheros Communications, Inc.

1700 Technology Drive

San Jose, California 95110

Attention: David Torre

With a copy to:

Atheros Communications, Inc.

1700 Technology Drive

San Jose, California 95110

Attention: General Counsel

10.	Address of Landlord (Section 30.16):	CA-Skyport I Limited Partnership 2655 Campus Drive, Suite 100 San Mateo, CA 94403 Attn: Market Officer and Equity Office 2655 Campus Drive, Suite 100 San Mateo, CA 94403 Attn: Managing Counsel

and Equity Office Two North Riverside Plaza Suite 2100 Chicago, IL 60606 Attn: Lease Administration

11.	Broker (Section 30.22):	Jones Lang LaSalle Americas, Inc. (“Tenant’s Broker”), representing Tenant.

12.	“Transfer Radius” (Section 14.2.7):	None.

13.	“Tenant Improvements”:	Defined in the Tenant Work Letter attached hereto as Exhibit B.

14.	“Guarantor”:	As of the date of this Lease, there is no Guarantor.

ARTICLE 1

PREMISES AND COMMON AREAS

1.1 The Premises.

1.1.1 Subject to the terms hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Landlord and Tenant acknowledge and agree that the rentable square footage of the Premises is as set forth in Section 2.2 of the Summary and the rentable square footage of the Building is as set forth in Section 5 of the Summary. Tenant acknowledges and agrees that this Lease is made upon the condition that Tenant will perform each of its obligations hereunder and that Tenant’s agreement to perform each such obligation is a material part of the consideration for this Lease. The parties acknowledge that Exhibit A is intended only to show the approximate location of the Premises in the Building, and not to constitute an agreement, representation or warranty as to the construction or precise area of the Premises, or as to the specific location or elements of the Common Areas (defined in Section 1.2 below) or of the access ways to the Premises or the Project.

1.1.2 Landlord shall deliver possession of the Premises to Tenant (the “Premises Delivery Date”) as soon as practicable following the mutual execution and delivery of this Lease by Landlord and Tenant, and, except as specifically set forth in this Lease (including in any Tenant Work Letter attached hereto as Exhibit B (“Tenant Work Letter”), and the “Landlord’s Six Month Warranty,” as that term is defined in Section 1.1.3, below), the Premises is accepted by Tenant in its condition and configuration existing on the date hereof, without any obligation of Landlord to perform or pay for any alterations to the Premises, and without any representation or warranty regarding the condition of the Premises, the Building or the Project or their suitability for Tenant’s business.

1.1.3 Notwithstanding the foregoing, upon the Premises Delivery Date, the “Building Systems,” as that term is defined in Section 7.1.1 of this Lease (excluding any furniture, trade fixtures and/or equipment located in the Premises and any specialty equipment or systems installed by a prior occupant of the Building) serving the Premises or the Must-Take Space, and the structural portions of the Building (collectively, the “Existing Base Building”), shall be in good working condition and repair, and Landlord hereby covenants that the Existing Base Building shall remain in good working condition for a period of six (6) months following the Lease Commencement Date pursuant to the terms of this

Section 1.1.3. Landlord shall, at Landlord’s sole cost and expense (which shall not be deemed an “Expense,” as that term is defined in Section 4.2.2), repair or replace any failed or inoperable portion of the Existing Base Building during such six (6) month period (“Landlord’s Six Month Warranty”), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence (collectively, “Tenant Damage”) of Tenant, its subtenants and/or assignees, if any, or any company which it acquired, sold or merged with Tenant or any “Tenant Party”, as that term is defined in Section 10.1.2, below, or by any modifications, Alterations or improvements (including the Tenant Improvements) constructed by or on behalf of Tenant. In determining the scope of Landlord’s Six Month Warranty, the phrase “specialty equipment or systems installed by a prior occupant of the Building” refers only to equipment or systems existing in the Premises that customarily would be installed by or at the behest of a tenant to support information technology installations as well as activities not associated with general office use, including supplemental HVAC equipment, uninterruptable power systems, auxiliary generators, and laboratory-related equipment or systems. Landlord’s Six Month Warranty shall not be deemed to require Landlord to replace any portion of the Existing Base Building, as opposed to repair such portion of the Existing Base Building, unless prudent commercial property management practices dictate replacement rather than repair of the item in question. To the extent repairs which Landlord is required to make pursuant to this Section 1.1.3 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair. If it is determined that any of the Existing Base Building was not in good working condition and repair as of the Lease Commencement Date, Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant, shall promptly commence such work or take such other action as may be necessary to place the same in good working condition and repair, and shall thereafter diligently pursue the same to completion.

1.2 Common Areas. Tenant shall have the non-exclusive right to use, in common with Landlord, other Project occupants and other parties reasonably related to the Project, and subject to the Rules and Regulations (defined in Exhibit D attached hereto), any portions of the Property that are designated from time to time by Landlord for such common use (the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (but shall at least be consistent with the manner in which the common areas of the “Comparable Buildings,” as that term is defined on Exhibit G, attached hereto, are maintained and operated). Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, and any inconvenience suffered by Tenant in connection therewith shall not subject Landlord to any liability for any loss or damage resulting therefrom, constitute a constructive eviction, or entitle Tenant to any abatement of Rent, provided that, in connection therewith, (i) Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises and those Common Areas (including parking facilities) necessary for the full use and enjoyment of the Premises, (ii) Landlord shall not, without Tenant’s prior written consent, which consent shall not be unreasonably withheld, permanently change the location or configuration of the parking facilities serving the Project, and (iii) Landlord shall not, without Tenant’s prior written consent, which consent shall not be unreasonably withheld, eliminate Project amenities located in the Project Common Areas and existing as of the date of this Lease to the extent the same are consistent with the amenities typically provided in similar office/R&D projects located near the Project.

1.3 Must-Take Space. Effective on the Must-Take Commencement Date, the Premises shall be expanded to include the rentable square footage of the “Must-Take Space,” as that term is defined in Section 1.3.1, below, as set forth in this Section 1.3 and this Lease. The “Must-Take Commencement Date” means the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Must-Take Space, and (ii) the third (3rd) anniversary of the Lease Commencement Date. Between the Lease Commencement Date and the Must-Take Commencement Date, Tenant shall be entitled to early and unrestricted access to the Must-Take Space for the purposes authorized under Exhibit B to this Lease and to monitor compliance with Landlord’s Six Month Warranty. All terms, covenants and conditions of this Lease shall apply to the Must-Take Space between the Lease Commencement Date and the Must-Take Commencement Date, except that Tenant shall not be required to pay any Base Rent or Expenses with respect to the Must-Take Space prior to the Must-Take Commencement Date.

1.3.1 Description of the Must-Take Space. The “Must-Take Space,” as used in this Lease, shall mean the fourth (4th) floor of the Building consisting of 25,114 rentable square feet of space.

1.3.2 Delivery of the Must-Take Space. Tenant shall accept delivery of the Must Take Space from Landlord, and Landlord shall deliver the Must Take Space to Tenant, on the Premises Delivery Date (as such date is used with respect to the Must-Take Space, the “Must-Take Delivery Date”). Landlord and Tenant hereby acknowledge that the Must-Take Space is currently vacant, and Tenant hereby covenants that it shall not conduct business, or otherwise use, all or any portion of the Must-Take Space prior to the Must-Take Delivery Date. In the event that Landlord determines that (A) Tenant has commenced conducting business in any portion of the Must-Take Space, or (B) Tenant has otherwise commenced using any portion of the Must-Take Space in any capacity whatsoever (including, without limitation, for storage, but excluding as reasonably necessary to perform any maintenance or repair for which Tenant is responsible), then the Must-Take Commencement Date shall be deemed to have immediately occurred pursuant to Section 1.3(i), above, and the Base Rent schedule and Tenant’s Share, as set forth in Sections 4 and 5 of the Summary, respectively, shall be revised to reflect such early lease of the Must-Take Space by Tenant.

1.3.3 Rent and Term. The Must-Take Space shall become part of the Premises for all purposes hereunder on the Must-Take Commencement Date, and, except as otherwise provided in this Section 1.3, shall be subject to every term and condition of this Lease. The base rent and additional rent for the Must-Take Space has been included in the Base Rent schedule and Tenant’s Share in Sections 4 and 5 of the Summary, respectively. The lease term for the Must-Take Space shall commence, and Tenant shall commence payment of the Base Rent and the Additional Rent for the Must-Take Space, upon the Must-Take Delivery Date, and the lease term for the Must-Take Space shall expire upon the Lease Expiration Date.

1.3.4 Improvement of Must-Take Space. The Must-Take Space shall be improved by Tenant pursuant to the terms of the Tenant Work Letter, attached hereto as Exhibit B. Subject to the terms of this Lease (including the Tenant Work Letter), Tenant shall accept the Must-Take Space in its then existing “as is” condition. However, Landlord shall deliver the Must-Take Space to Tenant in a broom clean condition, free of personal property.

1.3.5 Other Terms. Except as specifically set forth in this Lease, all other terms of this Lease shall apply to the Must-Take Space as though the Must-Take Space was originally part of the Premises. Upon Landlord’s request anytime after the Must-Take Delivery Date, Tenant shall execute an amendment adding such Must-Take Space to this Lease upon such terms and conditions within five (5) days of delivery of such amendment to Tenant by Landlord.

1.4 Conversion to Multi-Tenant Building. Landlord and Tenant acknowledge that the Building is currently unoccupied and that, as of the Lease Commencement Date, Tenant shall be the sole occupant in the Building. Because Tenant is expected to be the sole occupant in the Building, Landlord and Tenant have agreed to certain provisions in this Lease that would not have been agreed upon if Tenant were not the sole occupant in the Building (i.e, if the Building were a multi-tenant office building). Notwithstanding the foregoing, in the event that Landlord leases or otherwise enters into any occupancy agreement with an unaffiliated third-party for any space in the Building, then this Lease shall automatically be deemed to incorporate the terms and conditions set forth on Exhibit I, attached hereto, and, upon Landlord’s or Tenant’s request therefor, the other shall execute an amendment acknowledging the addition of such terms and conditions to this Lease within five (5) days of delivery of such amendment to Tenant by Landlord or by Tenant to Landlord.

ARTICLE 2

LEASE TERM

The Lease Term shall commence and, unless ended sooner as herein provided, shall expire, unless extended pursuant to Section 1 of Exhibit F, on the Lease Commencement Date and Lease Expiration Date, respectively, specified in Section 3 of the Summary of Basic Lease Information, provided, however, that upon Tenant’s exercise of one or both of the extension options granted under Section 1 of Exhibit F, the Lease Expiration Date shall be extended to the last day of the applicable Option Term. At any time during the Lease Term, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof, provided that if such notice is not factually correct, then Tenant shall make such changes as are necessary to make such notice factually correct and shall thereafter return such notice to Landlord within said ten (10) business day period. If Tenant fails to execute and return (or reasonably object in writing to) such notice within ten (10) business days after receiving it, Tenant shall be deemed to have executed and returned it without exception. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Lease Term.

ARTICLE 3

RENT

3.1 In General. Tenant shall pay to Landlord or Landlord’s agent, without prior notice or demand or any setoff or deduction, except as expressly provided in this Lease, at the place Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, all Base Rent and Additional Rent (defined below) (collectively, “Rent”). As used herein, “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder. Monthly payments of Base Rent and monthly payments of “Direct Expenses” (defined in Section 4.1 below) shall be paid in advance on or before the first day of each calendar month during the Lease Term; provided, however, that the installment of Base Rent for the first full calendar month for which Base Rent is payable hereunder and the installment of Direct Expenses for the first full calendar month for which such Additional Rent is payable hereunder shall be paid upon Tenant’s execution and delivery hereof. Except as otherwise provided herein, all other items of Additional Rent shall be paid within 30 days after Landlord’s written request for payment. Rent for any partial calendar month shall be prorated based on the actual number of days in the month.

3.2 Abated Base Rent. Provided that Tenant is not then in Default (defined in Section 19.1 below) under the Lease, then during the first ten (10) consecutive full calendar months of the Lease Term (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals Two Million Five Hundred Sixty-Three Thousand Five Hundred Eighty-Four and 00/100 Dollars ($2,563,584.00). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the rent and performing the terms and conditions otherwise required under this Lease. If Tenant shall be in default under this Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under this Lease, that the dollar amount of the unapplied portion of the Rent Abatement as of such default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full. If the unapplied portion of the Rent Abatement is converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term, then, without limiting the binding nature of any other provision of this Lease, the terms of this Section 3.2 shall be binding on any successor-in-interest to Landlord in this Lease.

ARTICLE 4

EXPENSES AND TAXES

4.1 General Terms. In addition to paying the Base Rent, Tenant shall pay, in accordance with Section 4.4 below, for each Expense Year (defined in Section 4.2.1 below), an amount equal to the sum of the following (collectively, the “Direct Expenses”): (a) Tenant’s Share of Expenses for such Expense Year, plus (b) Tenant’s Share of Taxes for such Expense Year, plus (c) a management fee (the “Management Fee”) equal to three percent (3%) of the Base Rent payable by Tenant for the applicable Expense Year (without regard to any free rent, rent abatement, or the like). The obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration or earlier termination of this Lease. If this Lease commences on a day other than the first day of an Expense Year or expires or terminates on a day other than the last day of an Expense Year, Tenant’s payment of Direct Expenses for the Expense Year in which such commencement, expiration or termination occurs shall be prorated based on the ratio between (x) the number of days in such Expense Year that fall within the Lease Term, and (y) the number of days in such Expense Year. Accordingly, no Direct Expenses shall be payable prior to the Lease Commencement Date.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Lease, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, the parties acknowledging that Tenant’s payment of Direct Expenses shall begin on the Lease Commencement Date, notwithstanding the later commencement of the payment of Base Rent hereunder.

4.2.2 “Expenses” shall mean all expenses, costs and amounts that Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Property. Landlord shall act in a reasonable manner in incurring Expenses. Without limiting the foregoing, Expenses shall include: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining and renovating the utility, telephone, mechanical, sanitary, storm-drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting any Laws that may affect Expenses, and the costs of complying with any governmentally-mandated transportation-management or similar program; (iii) the cost of all insurance premiums and deductibles (provided, however, that the premiums for earthquake insurance shall not materially exceed those paid by institutional owners of the Comparable Buildings and the earthquake insurance deductibles shall not exceed 5.0% of the total insurable value of the Project per occurrence and shall not exceed $1.50 per rentable square foot of the Building in any Expense Year (the “Annual EQ Deductible Cap”), with any excess amount amortized, with interest at a reasonable rate, over a period of time necessary to fully amortize such amount without exceeding the Annual EQ Deductible Cap, and any other insurance deductibles shall not exceed $100,000.00 per occurrence or $200,000.00 in the aggregate per Expense Year); (iv) the cost of landscaping and re-lamping; (v) the cost of parking-area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Property; (vii) payments under any equipment-rental agreements; (viii) wages, salaries and other compensation, expenses and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property, and costs of training, uniforms, and employee enrichment for such persons; (ix) the costs of operation, repair, maintenance and replacement of all systems and equipment (and components thereof) of the Property; (x) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xi) rental or acquisition costs of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Property; (xii) the cost of capital improvements or any other items that are (A) intended to effect economies in the operation or maintenance of the Property, reduce current or future Expenses, enhance the safety or security of the Property or its occupants, or enhance the environmental sustainability of the Property’s operations (it being understood, however, that the amortized amount of such capital improvements to effect economies of operation or enhanced sustainability shall not exceed the reasonably estimated cost savings to be achieved thereby), (B) repairs, replacements or modifications of the nonstructural portions of the Base Building (as defined in Section 7.2 below) or the Common Areas, or (C) required under any Law, except for capital improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date; (xiii) except for costs and expenses which are the sole responsibility of Tenant pursuant to Section 7.2 below, all costs paid or incurred by Landlord to perform Landlord’s Repair Obligations (as defined in pursuant to Section 7.2.1 below); and (xiv) payments under any reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property, whether now or hereafter in effect (collectively, the “Underlying Documents”); provided, however, Landlord shall not, after the date of this Lease, without Tenant’s prior written approval, which approval shall not be unreasonably withheld, enter into any new Underlying Documents, or consent to any revisions of any existing Underlying Documents, that would impose any new payments to be included in Expenses or otherwise conflict with or impair Tenant’s express rights under this Lease.

Notwithstanding the foregoing, Expenses shall not include the following:

(a) costs incurred in connection with the original construction of the Project or in connection with any major change in the Project, such as adding or deleting floors, and costs for the repair or replacement of any structural portion of the Building made necessary as a result of defects in the original design, workmanship or materials (but Expenses may include reasonable recurring costs for enhanced maintenance necessary due to such defect(s) where prudent property management practices call for such maintenance rather than repair or replacement of the affected elements of the Project);

(b) costs of the design and construction of tenant improvements to the Premises or the premises of other tenants or other occupants and the amount of any allowances or credits paid to or granted to tenants or other occupants for any such design or construction or any costs to supervise such tenant improvements or any costs of correcting any defects or deficiencies in such tenant improvements;

(c) except as set forth in items (xii), above, depreciation, interest and principal payments on mortgages and other debt costs, if any;

(d) marketing costs, legal fees, space planners’ and architects’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Project;

(e) costs for which the Landlord is reimbursed, or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts, from any tenant or occupant of the Project or by insurance from its carrier or any tenant’s carrier;

(f) any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind;

(g) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(h) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project;

(i) except as set forth in item (l), below, items (xii) and (xiii), above, late charges, penalties, liquidated damages, interest and other finance charges;

(j) amount paid as ground rental or as rental for the Project by the Landlord;

(k) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project or parking facilities);

(l) costs of capital repairs and alterations, capital improvements and capital equipment, except as set forth in items (xii), above and provided that any permitted capital expenditure shall be amortized, with reasonable interest, over the reasonable useful life of the relevant improvement or equipment;

(m) costs of repair or replacement of any items covered by Landlord’s Six Month Warranty set forth in Section 1.1.3 above;

(n) any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Project to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(o) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(p) all items and services for which Tenant or any other tenant in the Project reimburses Landlord, provided that Landlord shall use commercially reasonable efforts to collect such reimbursable amounts, or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(q) electric power costs and janitorial costs for tenant spaces in the Project (but the foregoing shall not limit the electric power and janitorial component of Expenses applicable to the Common Areas), but only if Tenant is contracting and directly for such utilities with respect to the Premises;

(r) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(s) tax penalties as a result of Landlord’s refusal or inability to pay taxes;

(t) any costs expressly excluded from Expenses elsewhere in this Lease;

(u) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the buildings comparable to and in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(v) Landlord’s general corporate overhead and general and administrative expenses;

(w) fines and penalties arising from the gross negligence or willful misconduct of Landlord, its agents, employees or contractors;

(x) costs incurred to comply with Applicable Law with respect to hazardous materials, as defined by applicable law (“Hazardous Material”), which was in existence in the Building or on the Project prior to the date of this Lease, and was of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal, remediation or other action with respect to such Hazardous Material; and costs incurred with respect to Hazardous Material, which Hazardous Material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project or by anyone other than Tenant or Tenant Parties and is of such a nature, at that time, that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal, remediation or other action with respect to such Hazardous Material;

(y) legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant, Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project;

(z) legal fees and costs concerning the negotiation and preparation of this Lease or any other Project lease or any litigation between Landlord and Tenant or between Landlord and any other tenant of the Project;

(aa) any finders fees, brokerage commissions, job placement costs or job advertising cost;

(bb) costs for extra or after-hours HVAC, utilities or services which are provided to Tenant and or any occupant of the Building and as to which either (x) Tenant is separately charged, or (y) the same is not offered or made available to Tenant at no charge; and

(cc) any amounts Landlord would be entitled to recover directly from other tenants or occupants of the Project if their leases or occupancy agreements contained provisions comparable to those in this Lease which allow Landlord to recover directly from Tenant (and not as an item of Expenses) costs of providing excess or after hours utilities, taxes on personal property, trade fixtures and improvements in excess of “building standard”, increased insurance premiums caused by usage and other similar expenditures.

Notwithstanding any contrary provision hereof, during the initial Term, “Controllable Expenses” (defined below) shall not increase after the first year of the Term by more than five percent (5%) per calendar year, as determined on a compounding and cumulative basis. By way of example and not of limitation, if Controllable Expenses for calendar year 2010 are $10.00 per rentable square foot, then Controllable Expenses for calendar year 2011 shall not exceed $10.50 per rentable square foot; Controllable Expenses for calendar year 2012 shall not exceed $11.03 per rentable square foot; and so on. As used herein, “Controllable Expenses” means all Expenses other than (i) costs of utilities, (ii) insurance premiums and deductibles, (iii) capital expenditures, (iv) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, and (v) the cost of any repair or replacement that Landlord reasonably expects will not recur on an annual or more frequent basis. For purposes of determining Controllable Expenses, any management fee shall be calculated without regard to any free rent, abated rent, or the like. In the event that Landlord commences to provide maintenance services to the Building following a period in which Tenant was providing such services pursuant to the terms of this Lease, the cap on Controllable Expenses shall only apply to the costs incurred by Landlord in connection with such services after the first twelve (12) months of Landlord’s provision of such services.

4.2.3 “Taxes” shall mean all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Property. Taxes shall include (a) real estate taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems, appurtenances, furniture and other personal property used in connection with the Property; (f) any tax on the rent, right to rent or other income from any portion of the Property or as against the business of leasing any portion of the Property; (g) any assessment, tax, fee, levy or charge imposed by any governmental agency, or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is (or, before the enactment of

Proposition 13, was) normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes); and (h) any assessment, tax, fee, levy or charge allocable or measured by the area of the Premises or by the Rent payable hereunder, including any business, gross income, gross receipts, sales or excise tax with respect to the receipt of such Rent. Any costs and expenses (including reasonable attorneys’ and consultants’ fees) reasonably incurred in attempting to protest, reduce or minimize Taxes (a “Tax Appeal”) shall be included in Taxes for the year in which they are incurred. Notwithstanding anything herein to the contrary, Taxes shall be determined without regard to any “green building” credit (unless the cost to obtain such credit was included in Expenses, either directly or on an amortized basis) and shall exclude (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property), (ii) any Expenses, and (iii) any items required to be paid by Tenant under Section 4.5 below. If Landlord does not initiate within thirty (30) days after written request by Tenant and thereafter diligently pursue a Tax Appeal, Tenant shall have the right to do so and if Tenant’s Tax Appeal results in a refund or reduction of such Taxes, then within thirty (30) days after Landlord’s receipt of the refund, Landlord shall refund to Tenant all costs and expenses incurred by Tenant (to the extent the refund exceeds such costs and expenses) and Tenant’s proportionate share of the remaining amount of such abatement or refund as a credit to be applied by Landlord against Rent next becoming due.

4.3 Allocation. The parties acknowledge that the Project now includes only the Building and the 1650 TD Building and related Common Areas. However, these Common Areas also serve the building commonly known and addressed as 1600 Technology Drive, San Jose, California (the “1600 TD Building”) which, as of the date of this Lease, is owned by an affiliate of Landlord. For purposes of allocating Common Area Expenses during the Lease Term, those Common Area Expenses not reasonably attributable exclusively to the Project, the 1600 TD Building or any future building in the Project shall be allocated between or among these buildings on a rentable area basis, except where otherwise dictated by prudent commercial property management practices or to achieve an equitable and customary allocation of Common Area Expenses. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Expenses and Taxes) are determined annually for the Project as a whole(including, as appropriate, the 1600 TD Building), and a portion of the Direct Expenses, which portion shall be determined by Landlord on a reasonable and equitable basis and allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project and, as appropriate, the 1600 TD Building) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Expenses attributable solely to the Building and a reasonable and equitable portion of the Direct Expenses attributable to the Project (including, as appropriate, the 1600 TD Building) as a whole (and not to a particular building of the Project other than the Building). In addition, Landlord, in its reasonable discretion, may equitably allocate Expenses among office, retail or other portions or occupants of the Property. If Landlord incurs Expenses or Taxes for the Property together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Property and such other property. In allocating Expenses and Taxes among the Building, the 1600 TD Building and the 1650 TD Building, Landlord must in any event conform to prudent commercial property management practices as observed by owners of Comparable Buildings.

4.4 Calculation and Payment of Expenses and Taxes.

4.4.1 Statement of Actual Expenses and Taxes and Payment by Tenant. Landlord shall endeavor to give to Tenant after the end of each Expense Year a statement (the “Statement”) setting forth the actual amount of Direct Expenses for such Expense Year, including Tenant’s Share of Expenses and Taxes for such Expense Year. If the amount paid by Tenant for such Expense Year pursuant to

Section 4.4.2 below is less or more than the actual sum of Tenant’s Direct Expenses for such Expense Year (as such amounts are set forth in such Statement), Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after delivery of such Statement. Any failure of Landlord to timely furnish the Statement for any Expense Year shall not preclude Landlord or Tenant from enforcing its rights under this Article 4. Tenant shall not be responsible for Tenant’s Share of any Expenses which are first billed to Tenant more than two (2) calendar years after the end of the Expense Year to which such Expenses relate, except and only to the extent such Expenses are not reasonably discoverable or quantifiable (including, without limitation, if Landlord did not receive a bill for such Expense) by Landlord on or before the date that occurs six (6) months before such 2-year deadline.

4.4.2 Statement of Estimated Expenses and Taxes. Landlord shall endeavor to give to Tenant, for each Expense Year, a statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimates of the Direct Expenses (the “Estimated Direct Expenses”) for such Expense Year, including Tenant’s Share of Expenses and Taxes for such Expense Year. Upon receiving an Estimate Statement, Tenant shall pay, within thirty (30) days, an amount equal to the excess of (a) the amount obtained by multiplying (i) the sum of the Estimated Direct Expenses (as such amount is set forth in such Estimate Statement), by (ii) a fraction, the numerator of which is the number of months that have elapsed in the applicable Expense Year (including the month of such payment) and the denominator of which is 12, over (b) any amount previously paid by Tenant for such Expense Year pursuant to this Section 4.4.2. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the sum of the Estimated Direct Expenses, as such amount is set forth in the previous Estimate Statement delivered by Landlord to Tenant. Any failure of Landlord to timely furnish any Estimate Statement shall not preclude Landlord from enforcing its rights to receive payments and revise any previous Estimate Statement under this Article 4.

4.4.3 Retroactive Adjustment of Taxes. Subject to the time limitation under Section 4.4.1 above, if, after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year shall be retroactively adjusted. If, as a result of such adjustment, it is determined that Tenant has under- or overpaid Tenant’s Share of such Taxes, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after such adjustment is made.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall pay, 10 days before delinquency, any taxes levied against Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If any such taxes are levied against Landlord or its property (or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or other personal property of Tenant), and if Landlord pays such taxes (or such increased assessment), which Landlord shall have the right to do regardless of the validity thereof, Tenant shall, upon demand, repay to Landlord the amount so paid.

4.5.2 If the leasehold improvements in the Premises, whether installed and/or paid for by Landlord, Tenant or any prior tenant, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Taxes levied against Landlord or the Property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant for purposes of Section 4.5.1 above; provided, however, Landlord hereby acknowledges that the office improvements existing in the Premises as of the date of this Lease, other than those existing in any laboratory space, are “building standard.”

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay, before delinquency, (i) any rent tax, sales tax, service tax, transfer tax applicable to only this Lease (as opposed to a transfer tax due to a sale of the Building) or value added tax, or any other tax respecting the rent or services described herein or otherwise respecting this Lease; (ii) taxes assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property; and (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises.

4.6 Landlord’s Books and Records. Within one hundred eighty (180) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Expenses and Taxes set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not working on a contingency fee basis), or a qualified employee of Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in default under this Lease after expiration of any applicable notice and cure periods, and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be (but Tenant shall be deemed to have paid the same “under protest”). In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Expenses and Taxes set forth in any Statement within one hundred eighty (180) days of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement; provided, however, if Landlord revises a Statement after delivering the same to Tenant, then Tenant shall continue to have the right to dispute such revisions for a period of one hundred eighty (180) days after Landlord delivers such revised Statement to Tenant. If after such inspection, Tenant still disputes such Expenses and Taxes, Landlord and Tenant shall meet in order to resolve the dispute. If Landlord and Tenant are unable to resolve the dispute, a determination as to the proper amount shall be made, at Tenant’s expense, by an independant certified public accountant experienced in lease audits who has not represented Landlord or Tenant in the past five (5) years (a “Qualified Accountant”) selected by mutual agreement of Landlord and Tenant and if the parties are unable to agree upon a Qualified Accountant, then such Qualified Accountant shall be selected by an arbitrator appointed upon application by either party to the JAMS or the American Arbitration Association (or any recognized successor to JAMS or AAA), in the City of San Jose, California, made with not less than ten (10) days prior written notice to the other. The arbitrator shall retain and instruct the Qualified Accountant to prepare a written audit report of the Expenses and Taxes covered by the Statement within ninety (90) days after the Qualified Accountant’s appointment. Upon completion of such audit report, the arbitrator shall schedule a hearing on the audit report, during which hearing the time limits set forth in Sections 1.4.3.11 through 1.4.3.13 of Exhibit F shall apply unless the arbitrator finds good cause to modify such time limits. The arbitrator shall have authority to accept the Qualified Accountant’s report in whole or in part and the decision of the arbitrator shall be final and binding on Landlord and Tenant. Notwithstanding anything contained herein to the contrary, if the determination by the Qualified Accountant, as affirmed by the arbitrator (if applicable), reveals that Expenses and Taxes were overstated by more than five percent (5%), then the cost of the Qualified Accountant and the cost of such determination shall be paid for by Landlord. If such determination by the Qualified Accountant, as affirmed by the arbitrator (if applicable), reveals that Landlord has overcharged or undercharged Tenant, then within thirty (30) days after the results of such audit, Landlord shall reimburse Tenant the amount of the overcharge or Tenant shall pay the amount of the undercharge, as applicable. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Expenses and Taxes payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable Law to inspect such books and records and/or to contest the amount of Expenses and Taxes payable by Tenant.

ARTICLE 5

USE OF PREMISES

Tenant shall not (a) use the Premises for any improper or objectionable purpose, for any purpose not permitted under Article 25 below, or for any purpose other than the Permitted Use; or (b) do anything in or about the Premises that (i) violates any of the Rules and Regulations or any provision of the Underlying Documents, (ii) damages the reputation of the Project or interferes with, injures or annoys other occupants of the Project, or (iii) constitutes a nuisance; provided, however, Landlord hereby agrees not to modify the Rules and Regulation or the Underlying Documents after the date of this Lease in such a manner as to materially and unreasonably impair Tenant’s express rights set forth in this Lease. Without limiting the foregoing, no portion of the Premises shall be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities, or sexual conduct or any other use that, as of the time of the execution hereof, has or could reasonably be expected to have a material adverse effect on the Property or its use, operation or value; provided, however, Landlord hereby agrees to hereafter include reasonably comparable restrictions in the leases of any other new tenant in the Project. Tenant and Tenant Parties shall have the non-exclusive right to use and enjoy the Common Areas of the Project throughout the Lease Term. Subject to the foregoing limitation on future modifications to the Underlying Documents, Tenant’s rights and obligations under this Lease and Tenant’s use of the Premises and the Common Areas shall be subject and subordinate to the Underlying Documents. The limitation on the total area of the Premises devoted to laboratory use pursuant to Section 6 of the Summary shall not apply if Tenant undertakes to remove all laboratory-related Tenant Improvements or Alterations in excess of such limitation upon the Lease Expiration Date or the earlier termination of this Lease; provided, however notwithstanding the foregoing, any such laboratory-related Tenant Improvements or Alterations shall continue to be subject to the terms of Article 8 of this Lease and/or the Tenant Work Letter, as the case may be.

ARTICLE 6

SERVICES

6.1 Landlord Provided Services. Landlord shall provide the following services on all days (unless otherwise stated below): (a) subject to limitations imposed by Law, customary heating, ventilation and air conditioning (“HVAC”); (b) electricity supplied by the applicable public utility, stubbed to the Premises; (c) water supplied by the applicable public utility (i) for use in lavatories and any drinking facilities located in Common Areas within the Building, and (ii) stubbed to the Building core for use in any plumbing fixtures located in the Premises; (d) janitorial services to the Premises, except on weekends and Holidays; and (e) elevator service (subject to scheduling by Landlord, and payment of Landlord’s standard usage fee, for any freight service). “Holidays” the day of observation of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day,

and, at Landlord’s discretion, any other locally or nationally recognized holiday that is observed by the Comparable Buildings. Tenant and Tenant Parties shall have the non-exclusive right to use and enjoy the Common Areas of the Project throughout the Lease Term. Except where the provisions of Exhibit I are applicable, Tenant shall pay 100% of all utilities and services applicable to the Building.

6.2 Tenant Provided Services. Notwithstanding anything set forth in Section 6.1 to the contrary, for so long as Tenant is the sole occupant of the Building, Tenant shall have the right, upon not less than thirty (30) days’ prior written notice to Landlord, to contract for and directly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant on or about the Premises during the Term (collectively, “Utilities”), including, without limitation, (a) meter, use and/or connection fees, hook-up fees, or standby fees, and (b) penalties for discontinued or interrupted service. If Tenant elects to provide janitorial services to the Premises, then Tenant shall provide such janitorial service in a manner consistent with the janitorial services provided by the landlords of the “Comparable Buildings,” as that term is defined in Section 4 of Exhibit G, attached hereto, and any persons employed by Tenant to do janitorial work shall be subject to Landlord’s prior written approval (not to be unreasonably withheld), and Tenant shall be responsible for all acts of such persons. The cost of any Tenant -provided Utility or janitorial service shall not be included in Expenses.

6.3 Above-Standard Use. If Tenant utilizes the Base Building HVAC system for more than two hundred forty (240) hours in any month, all use within such month in excess of two hundred forty (240) hours shall be “Excess HVAC Use”. Tenant will pay the cost of such Excess HVAC Use as Additional Rent, not more than thirty (30) days after receipt of an invoice therefor, at such hourly cost as Landlord has reasonably established for the Building (or, as applicable, the various HVAC zones of the Building); provided, however, if Tenant is contracting for and directly paying the applicable Utility provided for electrical service to the Building, then Landlord’s cost for such Excess HVAC Use shall only include the reasonable depreciation of the applicable “Building Systems,” as that term is defined in Section 7.1.1, below (attributable to such Excess HVAC Use), and actual administrative charges (to the extent not duplicative of Operating Expenses), incurred by Landlord, as reasonably determined by Landlord but without charge for profit, provided that, notwithstanding the foregoing, any amount actually charged by any third party to Landlord (i.e., unaffiliated with Landlord) for the supply of HVAC to Tenant shall be deemed part of the cost to provide such Excess HVAC Use. In addition, Tenant shall abide by any process, including any notice requirements, reasonably established by Landlord in connection with providing such Excess HVAC Use to Tenant. At no time shall use of electricity in the Premises exceed the capacity of existing feeders and risers to or wiring in the Premises.

6.4 Service Interruptions. Any interruption or cessation of Utilities resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project (each, a “Service Interruption”), shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof; provided, however, that if the Premises, or a material portion thereof, is made untenantable or inaccessible for more than five (5) consecutive business days after written notice from Tenant to Landlord as a result of any Service Interruption that Landlord can correct through reasonable efforts, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Monthly Rent (defined below) payable hereunder for the period beginning on the sixth (6th) consecutive business day of such Service Interruption and ending on the day the service is restored. If a Service Interruption renders less than the entire Premises untenantable or inaccessible, the amount of Monthly Rent abated shall be prorated in proportion to the percentage of the rentable square footage of the Premises that is rendered untenantable or inaccessible. As used herein, “Monthly Rent” means Base Rent and Tenant’s monthly installment of Direct Expenses.

ARTICLE 7

REPAIRS

7.1 Tenant’s Obligations.

7.1.1 Tenant shall, at its expense, but under the supervision and subject to the prior written approval of Landlord (or without such approval in case of an Emergency, as defined in Section 7.3 below), and within any reasonable period of time specified by Landlord, perform all maintenance and repairs (including replacement) to the Premises that are not Landlord’s express responsibility hereunder (and which are not covered by Landlord’s Six Month Warranty), and keep the Premises in good condition and repair, reasonable wear and tear and damage due to casualty or condemnation excepted (collectively, “Tenant’s Repair Obligations”). As a condition to approving any repair by Tenant, Landlord may, without limitation, require that Tenant comply with the requirements of Sections 8.2, 8.3 and 8.4 below as if such repair were an Alteration (defined in Section 8.1 below). Tenant’s Repair Obligations shall include: (a) floor coverings; (b) interior partitions; (c) interior doors; (d) the interior side of demising walls; (e) Alterations; and (f) the heating, ventilating and air conditioning systems and equipment, the plumbing, sewer, drainage, electrical, fire protection, life safety and security systems and equipment and other mechanical, electrical and communications systems and equipment, that exclusively serve the Premises (the foregoing items set forth in (f) shall be known collectively as the “Building Systems”), including, without limitation, any specialty or supplemental Building Systems installed by or for Tenant.

7.1.2 Tenant shall also be responsible for all pest control within the Premises, and for all trash removal and disposal from the Premises. With respect to any HVAC systems and equipment exclusively serving the Premises, Tenant shall obtain HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations, which shall be subject to the reasonable prior written approval of Landlord and paid for by Tenant, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an annual basis. Tenant shall have the benefit of all warranties available to Landlord regarding the HVAC systems and equipment.

7.1.3 If Tenant fails to perform any of Tenant’s Repair Obligations, then Landlord may, but need not, upon not less than ten (10) days prior written notice to Tenant (except in the case of an Emergency), make such repairs and replacements, in which event Tenant shall pay Landlord the reasonable cost of such work, plus a reasonable percentage of the cost thereof (not to exceed 5%) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements, within ten (10) days after receipt of an invoice therefor.

7.2 Landlord’s Obligations.

7.2.1 Landlord shall maintain, repair and replace the following items (“Landlord’s Repair Obligations”) in a manner concistent with the landlords of the Comparable Buildings: (a) the non-structural portions of the roof of the Building, including the roof coverings (provided that Tenant installs no additional air conditioning, wireless or other equipment on the roof that damages the roof coverings, in which event Tenant shall pay all costs resulting from such damage); (b) any Building Systems serving the Premises and/or the Project, or portions thereof, for which Tenant is not responsible pursuant to Section 7.1 above (i.e., those Building Systems, if any, that do not exclusively serve the Premises) (collectively, “Base Building Systems”); and (c) the Parking Facilities, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the Common Areas of the Project. Landlord’s Repair Obligations also includes the routine repair and maintenance of the load bearing and exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls, as well as any public restrooms, elevators and exit stairwells in the Building.

7.2.2 Landlord, at its own cost and expense and not as an item of Expenses, agrees to repair and maintain the structural portions of the roof (specifically excluding the roof coverings), the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls) (collectively, and together with the Base Building Systems, the “Base Building”).

7.2.3 Notwithstanding Section 10.5 below, if any such repair or maintenance is made necessary by the active negligence or willful misconduct of Tenant or any Tenant Party, Tenant shall pay the cost of such work, including a percentage of the cost thereof (to be uniformly established for the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements, within ten (10) days after receipt of an invoice therefor; provided, however, that, except in the event of the willful misconduct of any Tenant Party, if such work is covered by Landlord’s insurance (or the insurance required to be carried by Landlord hereunder), Tenant shall only be obligated to pay any deductible in connection therewith.

7.3 Tenant’s Right to Make Repairs. Notwithstanding any of the terms, covenants and conditions set forth in this Lease to the contrary, if Tenant provides notice (or oral notice in the event of an “Emergency,” as that term is defined, below) to Landlord of an event or circumstance which pursuant to the terms of this Lease requires the action of Landlord with respect to repair and/or maintenance required on any full floor of the Building on which Premises are leased by Tenant, and which event or circumstance materially and adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than thirty (30) days after receipt of such Notice, then Tenant may proceed to take the required action upon delivery of an additional twenty (20) days’ Notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial thirty (30) day Notice and the subsequent twenty (20) day Notice shall not be required in the event of an Emergency) and if such action was required under the terms, covenants and conditions of this Lease to be taken by Landlord and was not commenced by Landlord within such twenty (20) day period and thereafter diligently pursued to completion, then Tenant shall be entitled to take such action on behalf of Landlord, in which case Tenant shall receive prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action, plus interest thereon at same interest rate as is applicable to late payment by Tenant under Article 26 below. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to the terms, covenants and conditions of this Section 7.3, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms, covenants, and conditions of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, and Tenant may institute legal proceedings against Landlord to collect the amount set forth in the subject invoice; provided that under no circumstances shall Tenant be allowed to terminate this Lease based upon a such default by Landlord. If Tenant receives a final judgment against Landlord(whether by virtue of Landlord’s failure to appeal or unsuccessful appeal of such judgment), Tenant may deduct the amount of the judgment (including all fees, expenses and reasonable attorneys’ fees actually incurred by Tenant in connection with such legal proceedings, to the extent included in such judgment, such attorneys’ fees not to exceed the amount of the unpaid portion of the relevant invoice), from the Base Rent next due and owing under this Lease. For purposes of this Article 7, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Building Systems, Building structure, Tenant Improvements, Alterations or Tenant’s personal property valued at more than $250,000, or the immediate and material impairment of Tenant’s use of all or a substantial portion of the Premises.

7.4 Waiver. Tenant hereby waives any rights under subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar Law.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or to any mechanical, plumbing or HVAC facilities or other systems serving the Premises (collectively, “Alterations”) without Landlord’s prior written consent, which consent shall be requested by Tenant not less than 30 days before commencement of work. Such consent shall not be unreasonably withheld, provided that it shall be deemed reasonable for Landlord to withhold its consent to any Alteration that would adversely affect the structure, systems or equipment of the Building or be visible from outside the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not affect the Base Building or the Building Systems and are not visible from the exterior of the Building (the “Cosmetic Alterations”). However, where the reasonably estimated cost of the Cosmetic Alterations is less than $100,000, Tenant need only give Landlord five (5) business days advance notice to Landlord.

8.2 Manner of Construction. Landlord may impose reasonable conditions to its consent to any Alteration. Without limiting the foregoing, before commencing any Alteration, Tenant shall deliver to Landlord, and obtain Landlord’s reasonable written approval of, each of the following items (to the extent applicable): plans and specifications (including any changes thereto); names of contractors, subcontractors, mechanics, laborers and materialmen; required building permits; and evidence of the insurance required under Section 8.4 below. Tenant shall perform any Alteration in a good and workmanlike manner, using materials of a quality reasonably approved by Landlord, and in conformance with all applicable Laws, the National Electrical Code and Landlord’s reasonable and customary construction rules and regulations. Without limiting the foregoing, if, as a result of Tenant’s performance of any Alteration, Landlord becomes required under applicable Law to perform any inspection or give any notice relating to the Premises or such Alteration, or to ensure that such Alteration is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance. Tenant shall ensure that no Alteration impairs any Building System or Landlord’s ability to perform its obligations hereunder. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the work and naming Landlord as a co-obligee. Before commencing any Alteration, Tenant shall meet with

Landlord to discuss Landlord’s design parameters and any code compliance issues. In performing any Alteration, Tenant shall not obstruct access to, or the conduct of business in, any portion of the Project by Landlord or any other occupant of the Project. Tenant shall not use contractors, services, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with any workforce or trades engaged in performing other work or services in or about the Project. Upon completion of any Alteration, Tenant shall cause a Notice of Completion to be recorded in the office of the recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor Law, and Tenant shall deliver to Landlord reproducible copies of the “as built” drawings of the Alteration (in CAD format, if requested by Landlord), as well as all related governmental permits, approvals and other documents.

8.3 Payment for Alterations. For any Alteration, Tenant shall pay Landlord within ten (10) days following demand (a) Landlord’s reasonable out-of-pocket expenses incurred in reviewing such work, and (b) a fee for Landlord’s oversight and coordination of such work equal to 3% of its cost. At Landlord’s option, before commencing any Alteration, Tenant shall provide Landlord with the reasonably anticipated cost thereof, which Landlord shall disburse during construction pursuant to Landlord’s standard, commercially reasonable disbursement procedure. If Tenant pays its contractors directly for any Alteration, Tenant shall (i) to the extent required by Landlord, condition such payment upon receipt of final lien releases and waivers, and (ii) sign Landlord’s standard contractor’s rules and regulations. Notwithstanding the foregoing, this Section 8.3 shall not apply to any Tenant Improvements constructed pursuant to any Tenant Work Letter.

8.4 Construction Insurance. Tenant or Tenant’s contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of any Alteration, and such other insurance as Landlord may reasonably require. All Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof.

8.5 Landlord’s Property. All improvements in and to the Premises, including any Tenant Improvements and Alterations, shall become the property of Landlord upon installation and without compensation to Tenant; provided, however, Landlord hereby agrees that Tenant shall have the right to receive the tax benefit of any improvements and/or Alterations that is paid for by Tenant. Notwithstanding the foregoing, unless otherwise instructed by Landlord in writing before the expiration or earlier termination of this Lease, Tenant shall, at its expense, (a) remove any Tenant Improvements and Alterations, (b) repair any damage to the Premises or Building caused by such removal, and (c) restore the affected portion of the Premises to its condition existing before the installation of such Tenant Improvements and Alterations; provided, however, in no event shall Tenant be obligated to remove any tenant improvements that were installed in the Premises prior to the date of this Lease (unless such improvement was affected by the Tenant Improvements or an Alteration after the date of this Lease and removal of such Tenant Improvement or Alteration, as applicable, is impractical without the removal of the initial improvement). If Tenant’s request for Landlord’s approval of any Tenant Improvements, or any proposed Alterations, contains a request that Landlord identify any portion of such Tenant Improvements or Alterations, as applicable, that Landlord will require Tenant to remove as provided above, then Landlord will, at the time it approves such Tenant Improvements or Alterations, as applicable, identify such portion of the Tenant Improvement, Alterations or Cosmetic Alterations, if any, that Landlord will require Tenant to so remove; provided further, however, in no event shall Landlord require Tenant to remove any Tenant Improvements or Alterations that are of the same type and comparable with the improvements existing in the office portions of the Premises as of the date of this Lease (excluding any existing improvements that affect the Base Building). If Tenant fails to complete the removal, repair or restoration required by this Section 8.5 before the expiration or earlier termination of this Lease, (i) Landlord may do so and may charge the cost thereof to Tenant, and (ii) for purposes of Article 16 below, Tenant shall be deemed to be in holdover in the Premises without Landlord’s consent until such work is completed.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Tenant shall give Landlord written notice at least 20 days before commencing any such work on the Premises (or such additional time as may be necessary under applicable Laws, or such lesser time as may be designated elsewhere in this Lease) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within 10 business days after notice by Landlord, and if Tenant fails to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without responsibility for investigating the validity thereof. The amount so paid shall be reimbursed by Tenant, as Additional Rent, upon demand, without limiting other remedies available to Landlord under this Lease. Nothing in this Lease shall authorize Tenant to cause or permit any lien or encumbrance to affect Landlord’s interest in the Project, and any lien or encumbrance created by, through or under Tenant shall attach to Tenant’s interest only.

ARTICLE 10

INDEMNIFICATION; INSURANCE

10.1 Indemnification and Waiver.

10.1.1 Tenant agrees that Landlord, its partners, members and Security Holders (defined in Article 18 below), and their respective partners, members, directors, officers, agents, employees and independent contractors (including Landlord, collectively, the “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to person or property (or resulting from the loss of use thereof) that is sustained by Tenant or any party claiming by, through or under Tenant, including any such damage caused by any active or passive act, omission or neglect of any Landlord Party or by any act or omission for which liability without fault or strict liability may be imposed, except only, with respect to Landlord, (a) to the extent such damage is caused by the gross negligence or willful misconduct of any Landlord Party or (b) to the extent such limitation on liability is prohibited by law. Nothing in this Section 10.1 shall limit the provisions of Section 10.5 or Article 21 below.

10.1.2 Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any obligations, losses, claims, actions, liabilities, penalties, damages, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Claims”) suffered or imposed upon or asserted against any Landlord Party in connection with or arising from (a) any cause in, on or about the Premises (including a slip and fall), (b) the occupancy of the Premises by Tenant or any person claiming by, through or under Tenant, (c) any act, omission or negligence of Tenant or of any person claiming by, through or under Tenant, or any of their members, partners, officers, contractors, agents, employees, invitees or licensees (each, a “Tenant Party” and, collectively, “Tenant Parties”), or (d) any breach by Tenant of any representation, covenant or other term contained in this Lease, whether occurring before, during, or after the expiration of the Lease Term. The foregoing indemnification shall apply regardless of any active or passive negligence of the Landlord Parties and regardless of whether liability without fault or strict liability may be imposed upon the Landlord Parties; provided, however, that, with respect to any Landlord Party, Tenant’s obligations under this Section shall be inapplicable (i) to the extent such Claims arise from the gross negligence or willful misconduct of such Landlord Party or (ii) to the extent such obligations are prohibited by applicable Laws.

10.1.3 Landlord shall indemnify, defend, protect, and hold Tenant and the Tenant Parties harmless from any Claim that is imposed or asserted by any third party and arises from (a) any gross negligence or willful misconduct of any Landlord Party, or (b) any breach by Landlord of any representation, covenant or other term contained herein, except to the extent such Claim arises from the negligence or willful misconduct of any Tenant Party.

10.1.4 The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any Claim relating to any event or condition occurring or existing before such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant, at its expense, shall comply with all reasonable and customary insurance company requirements known to Tenant pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, Tenant shall reimburse Landlord for such increase. Tenant, at its expense, shall comply with all rules and requirements of the American Insurance Association and any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements), including the Commercial General Liability Coverage Form ISO #CG 00 01 10 01 covering the insuring provisions of this Lease and Tenant’s indemnity obligations under Section 10.1 above, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$1,000,000 each occurrence $2,000,000 annual aggregate

Personal Injury Liability	$1,000,000 each occurrence $1,000,000 annual aggregate 0% Insured’s participation

Umbrella Liability Coverage (in addition to the above amounts)	$5,000,000 each occurrence $5,000,000 annual aggregate

10.3.2 Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, if any, and any other improvements that exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all Alterations made to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing Extra Expense coverage.

10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by applicable Laws.

10.4 Form of Policies. The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall be issued by an insurance company that has an A.M. Best rating of not less than A-VIII and shall be in form and content reasonably acceptable to Landlord. Tenant’s Commercial General Liability Insurance shall (a) name the Landlord Parties and any other party reasonably designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee on Tenant’s Property Insurance with respect to the Tenant Improvements, Original Improvements and Alterations (collectively, “Tenant-Insured Improvements”). Tenant shall deliver to Landlord, on or before the Premises Delivery Date and before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25-S” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement designating Landlord as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements, and each such endorsement shall be binding on Tenant’s insurance company. Upon Landlord’s request, Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under Section 10.2 showing that the Additional Insured Parties are named as additional insureds and that Landlord is designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements. If Tenant fails to deliver such policies or certificates, then Landlord may, at its option and with notice to Tenant, procure such policies for the account of Tenant, in which event Tenant shall pay Landlord the cost thereof within five (5) days after written demand.

10.5 Subrogation. Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by insurance. For purposes of this Section 10.5 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the Lease Term, at its expense, such increased amounts of the insurance required to be carried by Tenant under this Article 10, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

10.7 Landlord’s Insurance. Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain, the premiums of which shall be included in Expenses: (a) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $3,000,000.00; (b) All Risk Property Insurance on the Building at replacement cost value as reasonably estimated by Landlord; (c) Worker’s Compensation insurance to the extent required by Law; and (d) Employers Liability Coverage to the extent required by Law. Notwithstanding the foregoing provisions of this Section 10.7, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by the landlords of the Comparable Buildings (provided that in no event shall Landlord be required to carry earthquake insurance).

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Completion Estimate; Termination Rights. Tenant shall promptly notify Landlord of any damage to the Premises resulting from any fire or other casualty. With reasonable promptness after discovering the casualty, Landlord shall provide Tenant with written notice (the “Completion Estimate”) stating (a) whether the Landlord Repairs (defined below) will include the Original Improvements, any Tenant Improvements and/or any Alterations, and (b) Landlord’s reasonable estimate of the amount of time required, using standard working methods (without the payment of overtime or other premiums), to substantially complete the Landlord Repairs. As used herein, “Landlord Repairs” means the repair and restoration of the Base Building, any Common Areas serving or providing access to the Premises, and, if so elected by Landlord in the Completion Estimate, the Original Improvements and any Tenant Improvements and/or Alterations. If the Completion Estimate indicates that the Landlord Repairs cannot be substantially completed within 270 days after commencement, then either party may terminate this Lease upon 60 days’ prior written notice to the other party delivered within 10 days after Landlord’s delivery of the Completion Estimate. In addition, Landlord, by notice to Tenant within 90 days after Landlord’s discovery of damage to the Premises or the Project, may, whether or not the Premises is affected, terminate this Lease if: (i) any Security Holder terminates any ground lease or requires that any insurance proceeds be used to pay any mortgage debt; (ii) any damage to Landlord’s property is not fully covered by Landlord’s insurance policies (or would have been covered if Landlord’s insurance met the requirements of this Lease); (iii) the damage occurs during the last 12 months of the Lease Term (provided that Landlord terminates the leases of all tenants of the Building whose premises are similarly damaged by the casualty or, if Tenant is the sole occupant of the Building, Landlord may terminate this Lease only if the damage prevents or materially impairs Tenant’s use of all or a substantial portion of the Premises), unless Tenant exercises an unexpired option to extend the Lease Term on or before the earlier of the deadline for such option pursuant to Exhibit F or within fifteen (15) days after the Completion Estimate is delivered to Tenant); or (iv) any owner, other than Landlord or an affiliate of Landlord, of any damaged portion of the Project does not intend to repair such damage. Tenant also may terminate this Lease in case of damage during the last 12 months of the Lease Term which prevents or materially impairs Tenant’s use of all or a substantial portion of the Premises and which cannot be repaired within 60 days after commencement. In the event of such termination by Landlord or Tenant pursuant to this Section, neither party shall have any obligations to the other under this Lease, except for obligations arising before such termination or obligations that survive the expiration or earlier termination of this Lease, and except that Tenant shall pay to Landlord (or to any party designated by Landlord) a portion of the insurance proceeds payable to Tenant under Tenant’s Property Insurance required under Section 10.3 above with respect to the Original Improvements and any Tenant Improvements and Alterations, which portion shall be equal to an amount equal to the then remaining unamortized amount (based on the Allowance being amortized over the initial Lease Term at an eight percent (8%) annual interest rate) of the Allowance. In the event Tenant fails to pursue such insurance proceeds within a reasonable amount of time following the termination of this Lease, then, upon written notice from Landlord, Tenant shall assign its rights to such proceeds to Landlord and Landlord shall have the right to pursue such proceeds on Tenant’s behalf, in which case, within thirty (30) days following Landlord’s receipt of such proceeds, Landlord shall deduct the amount owed to Landlord under this Section 11.1 (plus Landlord’s actual and reasonable out-of-pocket costs, if any, incurred by Landlord to receive such proceeds) and deliver the remainder to Tenant. The terms of this Section 11.2 shall survive the expiration or earlier termination of this Lease.

11.2 Repair and Restoration. If this Lease is not terminated pursuant to Section 11.1 above, Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonable delays for insurance adjustment or other events of Force Majeure. Such repair and restoration shall be to substantially the same condition that existed before the casualty, except for any modifications required by Law or reasonably required by any Security Holder, and except for any modifications to the Common Areas that are deemed desirable by Landlord and approved by Tenant (such approval not to be unreasonably withheld and which shall not be required in the event Tenant occupies less than the greater of (x) seventy-five percent (75%) of the Premises, and (y) fifty-one percent (51%) of the Building), are consistent with the character of the Project, and do not materially impair access to the Premises. If this Lease is not terminated pursuant to Section 11.1 above and the Landlord Repairs include the Original Improvements, any Tenant Improvements and/or any Alterations, then (a) Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 above with respect to such Original Improvements, Tenant Improvements and/or Alterations; (b) if the estimated cost of repairing and restoring such improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, Tenant shall pay such excess cost to Landlord within 30 days after Landlord’s demand; and (c) within 30 days after Landlord’s demand, Tenant shall also pay Landlord the amount of any additional excess costs that may be determined during the performance of such repair and restoration. If this Lease is not terminated pursuant to Section 11.1 above and the Landlord Repairs exclude any of the Original Improvements and/or any Tenant Improvements or Alterations, then Tenant, at its expense and in accordance with Sections 8.2, 8.3 and 8.4 above, shall repair any damage to such improvements and restore them to their original condition. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its invitees, or for any injury to Tenant’s business, resulting from any fire or other casualty or from any repair of damage resulting therefrom; provided, however, that if any fire or other casualty damages the Premises or any Common Area necessary for Tenant’s access to the Premises, then, during any time that, as a result of such damage, any portion of the Premises is untenantable or inaccessible and is not occupied by Tenant, the Monthly Rent shall be abated in proportion to the rentable square footage of such portion of the Premises. If the Landlord Repairs exclude any of the Original Improvements, or any Tenant Improvements or Alterations, Tenant’s right to rent abatement under the preceding sentence shall continue until the earlier to occur of (i) the date that the repair and restoration of such Original Improvements, Tenant Improvements or Alterations is completed by Tenant, (ii) the date that is reasonably determined by Landlord to be the date on which Tenant would have completed the repair and restoration of such improvements if Tenant had used reasonable diligence in connection therewith, or (iii) the date that Tenant recommences business operations in the damaged portion of the Premises.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any damage to or destruction of any part of the Premises, the Building or the Project, and any Law, including Sections 1932(2) and 1933(4) of the California Civil Code, relating to rights or obligations concerning damage or destruction in the absence of an express agreement between the parties shall not apply.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless it is expressly waived by such party in writing, and no waiver of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of such provision or any other provision hereof. Landlord’s acceptance of Rent shall not be deemed to be a waiver of any preceding breach by Tenant of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the giving of any notice or after the termination of this Lease shall affect such notice or reinstate or alter the length of the Lease Term or Tenant’s right of possession hereunder. After the service of notice or the commencement of a suit, or after a final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of such Rent shall not waive or affect such notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If any part of the Premises or Project is permanently taken for any public or quasi-public use or purpose, by power of eminent domain or by private purchase in lieu thereof (a “Taking”), which is so substantial that the Premises cannot reasonably be used by Tenant for the efficient operation of Tenant’s corporate headquarters, then either Landlord or Tenant may terminate this Lease. In addition, if twenty-five percent (25%) or more of the Building, the Project or the parking areas for the Building or the Project is subject to a Taking without affecting the Premises, then Landlord may terminate this Lease as of the date of such Taking. Any such termination shall be effective as of the date possession is required to be surrendered to the authority, and the terminating party shall provide written notice of termination to the other party within 45 days after it first receives written notice of such surrender date. Except as provided above in this Article 13, neither party may terminate this Lease as a result of a Taking. Tenant shall not assert any claim against Landlord or the authority for any compensation because of any Taking and Landlord shall be entitled to the entire award of compensation; provided, however, that Tenant shall have the right to file any separate claim available to Tenant for any Taking of Tenant’s personal property or any fixtures that Tenant has the right hereunder to remove upon the expiration hereof, and for moving expenses, so long as such claim does not diminish the award available to Landlord or any Security Holder and is payable separately to Tenant. If this Lease is terminated pursuant to this Article 13, all Rent shall be apportioned as of the date of such termination. If a Taking occurs and this Lease is not so terminated, the Monthly Rent shall be abated, for the period of such Taking, in proportion to the percentage of the rentable square footage of the Premises, if any, that is subject to (or rendered inaccessible by) such Taking. Tenant hereby waives any rights it might have under Section 1265.130 of The California Code of Civil Procedure.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without Landlord’s prior written consent, assign, mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer of this Lease or any interest hereunder by operation of law, sublet any part of the Premises, enter into any license or concession agreement, or otherwise permit the occupancy or use of any part of the Premises by any persons other than Tenant and its employees and contractors (each, a “Transfer”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with written notice (the “Transfer Notice”) of (i) the proposed effective date of the Transfer (the “Contemplated Effective Date”), which shall not be less than 30 days nor more than 180 days after the effective date of the Transfer Notice, and the contemplated length of the term of the proposed Transfer, (ii) a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the Transfer Premium (defined in Section 14.3 below), the name and address of the proposed transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (iv) current financial statements of the proposed transferee (or, in the case of a Transfer described in Section 14.6 below, of the proposed new controlling party(ies)) certified by an officer, partner or owner thereof and any other information reasonably required by Landlord in order to evaluate the proposed Transfer. Within 30 days after receiving the Transfer Notice, Landlord shall notify Tenant in writing of (a) its consent to the proposed Transfer, (b) its refusal to consent to the proposed Transfer, or (c) its exercise of its rights under Section 14.4 below. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be void and shall, at Landlord’s option, constitute a Default (defined in Article 19 below). Tenant shall pay Landlord a fee of $1,500.00 for Landlord’s review of any proposed Transfer, whether or not Landlord consents thereto, plus any reasonable legal fees incurred by Landlord in connection with any proposed Transfer.

14.2 Landlord’s Consent. Subject to Section 14.4 below, Landlord shall not unreasonably withhold its consent to any proposed Transfer. Without limiting other reasonable grounds for withholding consent, it shall be deemed reasonable for Landlord to withhold consent to a proposed Transfer if:

14.2.1 The proposed transferee has a character or reputation or is engaged in a business that is not consistent with the quality of the Building or the Project; or

14.2.2 The proposed transferee intends to use the Contemplated Transfer Space for purposes that are not permitted under this Lease; or

14.2.3 The proposed transferee is a governmental entity or a nonprofit organization; or

14.2.4 The proposed transferee is not a party of reasonable financial strength in light of the responsibilities to be undertaken in connection with the Transfer on the effective date of the Transfer Notice (but taking into consideration Tenant’s continuing liability under this Lease); or

14.2.5 The proposed Transfer would cause a violation of a lease for space in the Project in effect on the date of this Lease; or

14.2.6 The proposed transferee or any of its Affiliates leases or occupies space in the Project as of the effective date of the Transfer Notice (or, at any time during the 4-month period ending on the effective date of the Transfer Notice, has negotiated with Landlord to lease space in the Project, as evidenced by an exchange of written documents), or in another comparable project owned by Landlord or an Affiliate of Landlord within the Transfer Radius, unless, in either such case, Landlord does not then have space available for lease in the Project of the size required by the proposed Transferee. As used herein, “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party.

Notwithstanding anything else herein to the contrary, if Landlord consents to any Transfer pursuant to this Section 14.2 but Tenant does not enter into such Transfer within six (6) months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 below). Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, its sole remedies shall be a suit for contract damages (subject to Article 21 below) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including any rights under California Civil Code

Section 1995.310 and any other right at law or equity to terminate this Lease. In addition, to the extent permitted under applicable Laws, Tenant hereby waives, on behalf of any proposed transferee, any remedies against Landlord arising out of any unreasonable withholding of consent to a proposed Transfer or any breach of this Article 14, except for any right to obtain a declaratory judgment or injunction for the relief sought.

14.3 Transfer Premium.

14.3.1 If Landlord consents to a Transfer, Tenant shall pay to Landlord fifty percent (50%) any Transfer Premium (defined below). As used herein, “Transfer Premium” means (i)(a) in the case of an assignment, any consideration (including payment for leasehold improvements) paid by the assignee on account of such assignment; (b) in the case of a sublease, license, concession or other occupancy agreement, the amount by which all rent and other consideration paid by the transferee to Tenant for the Premises pursuant to such agreement exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space for the term of such agreement; and (c) in the case of a Transfer described in Section 14.6 below, any consideration (including payment for leasehold improvements) paid by the new controlling party(ies) to the prior controlling party(ies) on account of this Lease, after deducting, on an amortized basis, with interest at a reasonable amount, over the term of the Transfer, (i) any tenant improvements, (ii) any brokerage commissions (not to exceed commissions typically paid in the market at the time of such subletting or assignment) and reasonable attorneys’ fees paid by Tenant in connection with the Transfer, and (iii) any amounts payable to Landlord under Section 14.1, above (collectively, “Recoverable Expenses”). Payment of the portion of the Transfer Premium payable to Landlord hereunder shall be made (1) in the case of an assignment or a Transfer described in Section 14.6 below, within 10 days after Tenant or the prior controlling party(ies), as the case may be, receive(s) the consideration described above, and (2) in the case of a sublease, license, concession or other occupancy agreement, on the first day of each month during the term of such agreement, the Transferee shall pay directly to Landlord fifty percent (50%) of the amount by which the rent, additional rent and other consideration due from the Transferee to Tenant under such agreement for such month, after deducting therefrom the amortized Recoverable Expenses, exceeds the Monthly Rent payable by Tenant under this Lease with respect to the Contemplated Transfer Space for such month. In the case of an assignment, Tenant and the assignee shall be jointly and severally liable for payment of any Transfer Premium.

14.3.2 Upon Landlord’s request, Tenant shall provide Landlord with reasonable documentation of Tenant’s calculation of the Transfer Premium. Landlord or its authorized representatives shall have the right, at all reasonable times, to audit the books, records and papers of Tenant relating to a Transfer, and shall have the right to make copies thereof. If the Transfer Premium is found to be understated, Tenant shall pay the deficiency within 10 days after demand, and if the Transfer Premium is understated by more than 5%, Tenant shall pay Landlord’s reasonable costs of such audit.

14.4 Landlord’s Option to Recapture. Notwithstanding anything to the contrary in this Article 14, except in the case of a Permitted Transfer (defined in Section 14.8 below), if Tenant requests Landlord’s consent to a sublease (including any expansion rights) of more than 50% of the rentable square footage of the then existing Premises, or a sublease for a term (including any extension options) of more than 50% of the balance of the Term remaining on the Contemplated Effective Date (excluding any unexercised extension options), then Landlord, within thirty days of receiving any “Recapture Opportunity Notice,” as that term is defined below, shall have the option, in lieu of consenting to a proposed Transfer, to recapture the Contemplated Transfer Space by giving written notice to Tenant within 30 days after receiving the Transfer Notice. Such recapture shall automatically terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date. If the Contemplated Transfer Space is less than the entire Premises, the Base Rent and Tenant’s Share, and the number of parking spaces to which Tenant is entitled under Section 9 of the Summary shall be deemed adjusted on the basis of the percentage of the rentable square footage of the Premises retained by Tenant, and this Lease, as so amended, shall continue in full force and effect. Upon request of either party, the parties shall execute a written agreement prepared by Landlord memorializing such termination or amendment of this Lease. Notwithstanding the foregoing, Tenant, within 5 days after receipt of Landlord’s recapture notice given pursuant to this Section 14.4, may withdraw its request for consent to the Transfer. In that event, Landlord’s election to recapture the Contemplated Transfer Space shall be null and void and of no force and effect. As used herein, “Recapture Opportunity Notice” means, with respect to a particular Contemplated Transfer Space and a particular Contemplated Effective Date, any Transfer Notice or other notice (which may be provided to Landlord prior to Tenant identifying a specific subtenant for such Contemplated Transfer Space) informing Landlord that Tenant intends to enter into a Transfer with respect to such Contemplated Transfer Space as of such Contemplated Effective Date; provided, however, that if Landlord receives a Recapture Opportunity Notice for a particular Contemplated Transfer Space and a particular Contemplated Effective Date, no subsequent notice (including any Transfer Notice) given within the next 180 days shall be deemed a Recapture Opportunity Notice with respect to such Contemplated Transfer Space and such Contemplated Effective Date and Landlord shall not have the right to recapture such Contemplated Transfer Space.

14.5 Effect of Consent. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall not be deemed to have been waived or modified, (ii) such consent shall not be deemed a consent to any further Transfer by Tenant or any transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) Tenant shall furnish, upon Landlord’s request, a complete statement, certified by an independent certified public accountant or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium resulting from such Transfer. In the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all obligations of Tenant under this Lease accruing from and after the date of such assignment. No Transfer, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease from any liability under this Lease.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (a) if Tenant is a closely held professional service firm, the withdrawal or change (whether voluntary, involuntary or by operation of law) of 25% or more of its equity owners within a 12-month period; and (b) in all other cases, any transaction(s) (a “Change of Control”) resulting in the acquisition of a Controlling Interest (defined below) by one or more parties none of which, alone or together with other parties, owned a Controlling Interest immediately before such transaction(s). As used herein, “Controlling Interest” means any direct or indirect equity or beneficial ownership interest in Tenant that confers upon its holder(s) the power to control Tenant. As used in this Article 14, “control” means, with respect to any party, the direct or indirect power to direct the ordinary management and policies of such party, whether through the ownership of voting securities, by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange). The terms of this Section 14.6 shall not be applicable if stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that controls Tenant or is otherwise an “Affiliate” of Tenant, as that term is defined in Section 14.8 of this Lease) is publicly traded on NASDAQ or a national stock exchange.

14.7 Occurrence of Default. Any sublease, license, concession or other occupancy agreement entered into by Tenant shall be subordinate and subject to the provisions of this Lease, and if this Lease is terminated during the term of any such agreement, Landlord shall have the right to: (i) treat such agreement as cancelled and repossess the Contemplated Transfer Space by any lawful means, or (ii) require that the transferee attorn to and recognize Landlord as its landlord (or licensor, as applicable) under such agreement. If Tenant is in Default, Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee under any such agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured. Such transferee shall rely on any representation by Landlord that Tenant is in Default, without any need for confirmation thereof by Tenant. No collection or acceptance of rent by Landlord from any transferee shall be deemed a waiver of any provision of this Article 14, an approval of any transferee, or a release of Tenant from any obligation under this Lease, whenever accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.

14.8 Permitted Transfers. Notwithstanding anything to the contrary in this Article 14, if Tenant is not in Default, Tenant may, without Landlord’s prior written consent pursuant to Section 14.1 above, permit a Change of Control to occur, sublet any portion of the Premises to an Affiliate of Tenant or assign this Lease to any of the following (a “Permitted Transferee”): (a) an Affiliate of Tenant, (b) a successor to Tenant by merger or consolidation, or (c) a successor to Tenant by purchase of all or substantially all of Tenant’s assets (a “Permitted Transfer”), provided that (i) at least 10 business days before the Transfer (provided such notice and disclosure does not violate Laws or the terms of an agreement with the acquiring entity, in which event such notice and disclosure shall be made as soon as reasonably possible), Tenant notifies Landlord of such Transfer and supplies Landlord with any documents or information reasonably requested by Landlord relating thereto, including reasonable documentation that the Transfer satisfies the requirements of this Section 14.8, (ii) in the case of an assignment pursuant to clause (a) or (c) above, the assignee executes and delivers to Landlord, at least 10 business days before the effective date of the assignment, a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations under this Lease; (iii) in the case of an assignment pursuant to clause (b) above or any Change of Control, (A) the successor entity (including Tenant, following a “reverse triangular merger” or other similar transaction), has a net worth (computed in accordance with generally accepted accounting principles, except that intangible assets such as goodwill, patents, copyrights, and trademarks shall be excluded in the calculation (“Net Worth”)) immediately after the Transfer that is not less than the Net Worth of Tenant immediately before the Transfer, and (B) if Tenant is a closely held professional service firm, at least 75% of its equity owners existing 12 months before the Transfer are also equity owners of the successor entity; (iv) except in the case of a Change of Control, the Transferee is qualified to conduct business in the State of California, and (v) in the case of a Change of Control, the Change of Control Credit Requirement (defined below) is satisfied, and (vi) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Article 14. As used herein, “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party. For purposes hereof, the “Change of Control Credit Requirement” shall be deemed satisfied if, as of the date immediately preceding the date of the Change of Control, each party that will acquire all or part of a Controlling Interest has either (x) both a Moody’s credit rating of not less than Aa3 and a Standard & Poor’s credit rating of not less than AA- (provided that the possession of one such agency rating shall be sufficient if there exists no applicable rating by the other agency); or (y) financial strength not less than the financial strength of the party from which such party will acquire such interest, as determined either (i) on the basis of both Moody’s and Standard & Poor’s credit ratings for such parties (provided that a comparison of ratings by one such agency shall be sufficient if there exist no applicable ratings by the other agency), or (ii) if such credit ratings do not exist, then on the basis of the Net Worth of each such party.

ARTICLE 15

SURRENDER OF PREMISES;

REMOVAL OF PERSONAL PROPERTY AND TRADE FIXTURES

15.1 Surrender of Premises. No act or omission by any Landlord Party during the Lease Term, including acceptance of keys to the Premises, shall be deemed an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. Upon the expiration or earlier termination of this Lease, Tenant shall, subject to the provisions of Section 8.5 above and this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for reasonable wear and tear, repairs that are specifically made the responsibility of Landlord hereunder and, subject to the provisions of Articles 11 and 13 above, damage from casualty and condemnation. Without limiting the generality of the foregoing, upon surrender of the Premises, Tenant shall, at Tenant’s sole cost and expense, have performed (or caused to be performed) the following to Landlord’s reasonable satisfaction: (a) all interior walls of the Premises shall be repaired if marked or damaged, (b) all carpets shall be shampooed, and all other floor coverings shall be cleaned and waxed, (c) all broken or nonconforming acoustical ceiling tiles shall be replaced, and (d) the Building Systems and lighting shall be in good order and repair, including any burned out or broken light bulbs or ballasts replaced. If Tenant fails to surrender possession of the Premises to Landlord in accordance with this Section 15.1, then, in addition to all of Landlord’s other rights and remedies, Landlord may, but need not, perform the required repairs, replacements and other work in and to the Premises, and Tenant shall pay Landlord the cost thereof, including a reasonable fee for Landlord’s oversight and coordination of such work of up to 5% of its cost, within thirty (30) days after receipt of an invoice therefor.

15.2 Removal of Property. Not later than the expiration or earlier termination of this Lease, Tenant shall, without expense to Landlord, (i) cause to be removed from the Premises all debris and rubbish and all furniture, equipment, business and trade fixtures, Lines (defined in Section 30.28 below), free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in the Premises by Tenant or any party claiming by, through or under Tenant (except for any Lines not required to be removed under Section 30.28 below), and (ii) repair all damage to the Premises resulting from such removal. If Tenant fails to timely perform such removal and repair, then (i) Landlord may do so and charge the costs thereof (including storage costs) to Tenant, and (ii) for purposes of Article 16 below, Tenant shall be deemed to be in holdover in the Premises without Landlord’s consent until such removal and repair is complete. If Tenant fails to remove such property from the Premises, or from storage, within 30 days after notice from Landlord, Landlord may deem all or any part of such property to be, at Landlord’s option, either (x) conveyed to Landlord without compensation, or (y) abandoned.

15.3 Survival. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant contained in this Article 15 shall survive the expiration of the Lease Term or any earlier termination of this Lease.

ARTICLE 16

HOLDING OVER

If Tenant fails to surrender any portion of the Premises upon the expiration or earlier termination of this Lease, such tenancy shall be subject to all of the terms and conditions hereof; provided, however, that (a) if such holdover occurs with Landlord’s express written consent, such tenancy shall be from month-to-month only and shall not constitute a renewal hereof or an extension for any further term, and

Tenant shall pay Rent at a monthly rate equal to one hundred twenty-five percent (125%) the Rent applicable during the last calendar month of the Lease Term during the first three (3) months immediately following the expiration or earlier termination of the Lease Term, or Option Term, if applicable, and one hundred fifty percent (150%) thereafter; and (b) if such holdover occurs without Landlord’s express written consent, such tenancy shall be a tenancy at sufferance only, for the entire Premises, and Tenant shall pay Rent (on a per month basis without reduction for any partial month during the period of holdover) at a monthly rate equal to one hundred twenty-five percent (125%) the Rent applicable during the last calendar month of the Lease Term during the first three (3) months immediately following the expiration or earlier termination of the Lease Term, or Option Term, if applicable, and one hundred fifty percent (150%) thereafter. Nothing in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of this Lease; provided, however, Landlord hereby grants to Tenant a one-time right to holdover beyond the expiration of the initial Lease Term or Option Term, as applicable, for a period of one (1), two (2) or three (3) months at 125% of the Rent applicable during the last calendar month of the Lease Term or Option Term, as applicable, upon not less than nine (9) months prior written notice to Landlord (which notice shall specify the length of such holdover); provided further, however, Tenant’s exercise of such three-month holdover right shall cause any then-remaining unexercised options to extend the Lease Term pursuant to Section 1 of Exhibit F, attached hereto, to immediately terminate and be of no further force or effect. The provisions of this Article 16 shall not be deemed to limit or waive any other rights or remedies of Landlord provided herein or at Law. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover for more than thirty (30) days, then Tenant shall be liable for all damages, including lost profits, that Landlord incurs as a result of the holdover.

ARTICLE 17

ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS

Within 10 business days after Landlord’s written request, Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate in favor of such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers. Such estoppel certificate may contain, without limitation, a statement (i) that this Lease, as amended to date, is in full force and effect; (ii) that Tenant is paying Rent on a current basis; (iii) as to the existence, to Tenant’s knowledge, of any defaults by Landlord, rights to offset against Rent, or claims against Landlord; (iv) of the Lease Commencement Date and the Lease Expiration Date; (v) of the amount of Base Rent that is due and payable; (vi) of the amounts of Tenant’s Estimated Direct Expenses; (vii) of the status of any improvements required to be completed by Landlord in the Premises; and (viii) of the amount of any Security Deposit. If Tenant fails to execute and deliver (or reasonably object in writing to) such estoppel certificate within 10 business days after Landlord’s request, Tenant shall be deemed to have executed and delivered such estoppel certificate without exception. Upon delivery (or deemed delivery) of an estoppel certificate, Tenant shall be estopped from asserting a contrary fact or claim against the party(ies) to whom such estoppel certificate is addressed and such party(ies) may rely upon the statements made in such estoppel certificate. Upon Landlord’s request at any time during the Lease Term, Tenant shall provide to Landlord, for Tenant’s current fiscal year and the two (2) preceding fiscal years, financial statements prepared in accordance with generally accepted accounting principles and, if consistent with Tenant’s normal practice, audited by an independent certified public accountant. Landlord shall exercise commercially reasonable efforts to keep all such financial statements confidential, provided that Landlord may disclose the same to existing or prospective lenders, investors, partners, purchasers or other persons reasonably having a need to review such financial statements and provided such persons also agree to exercise commercially reasonable efforts to keep all such financial statements confidential.

Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that controls Tenant or is otherwise an Affiliate of Tenant) is publicly traded on NASDAQ or a national stock exchange, and (ii) Tenant has it own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise Affiliates of Tenant), then Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied. Landlord hereby agrees to provide to Tenant an estoppel certificate signed by Landlord, containing the same types of information, and within the same periods of time, as set forth above, with such changes as are reasonably necessary to reflect that the estoppel certificate is being granted and signed by Landlord to Tenant, rather than from Tenant to Landlord or a lender.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all ground or underlying leases, mortgages, trust deeds and other encumbrances now or hereafter in force against the Building or Project, any loan document secured by any of the foregoing (a “Loan Document”), all renewals, extensions, modifications, supplements, consolidations and replacements thereof (each, a “Security Agreement”), and all advances made upon the security of such mortgages or trust deeds, unless in each case the holder of such Security Agreement (each, a “Security Holder”) requires in writing that this Lease be superior thereto. Landlord shall use commercially reasonable efforts to provide Tenant, at Landlord’s sole cost, with a nondisturbance agreement in a commercially reasonable form from Landlord’s presently existing lender holding a first deed of trust on the Project within thirty (30) days following the full execution and delivery of this Lease by Landlord and Tenant. Notwithstanding the foregoing, the subordination of this Lease to any future mortgage, trust deed or other encumbrances shall be subject to Tenant’s receipt of a commercially reasonable non-disturbance agreement which provides in substance that so long as Tenant is not in default under the Lease past applicable cure periods, its use and occupancy of the Premises shall not be disturbed, and except as provided below Tenant’s express rights and remedies under this Lease shall be recognized, notwithstanding any default of Landlord under such mortgage, trust deed or other encumbrances. In the event of the enforcement by any Security Holder of any remedy under any Security Agreement or Loan Document, Tenant shall, at the option of the Security Holder or of any other person or entity succeeding to the interest of the Security Holder as a result of such enforcement, attorn to the Security Holder or to such person or entity and shall recognize the Security Holder or such successor in the interest as Landlord under this Lease without change in the provisions thereof, provided that such party agrees not to disturb Tenant’s occupancy so long as Tenant timely pays the Rent and otherwise performs its obligations hereunder. In no event shall any such Security Holder or successor in interest be liable for or bound by (i) any payment of an installment of Rent or Additional Rent which may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under the Lease (but the Security Holder, or such successor, shall be subject to the continuing obligations of Landlord to the extent arising from and after such succession to the extent of the Security Holder’s, or such successor’s, interest in the Property), (iii) any credits, claims, setoffs or defenses which Tenant may have against Landlord, or (iv) any obligation under this Lease to maintain a fitness facility at the Property. Landlord’s interest herein may be assigned as security at any time to any Security Holder. Tenant shall, within 10 days of request by Landlord, any Security Holder or other successor in interest, execute such further instruments as such party may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any Security Agreement, and/or any such attornment. Tenant hereby waives any right it may have under Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder in the event of any foreclosure. Notwithstanding the foregoing, in the event the Security Holder shall have entered into a separate subordination, attornment and non-disturbance agreement directly with Tenant governing Tenant’s obligation to attorn to the Security Holder or such successor in interest as lessor, the terms and provisions of such agreement shall supersede the provisions of this Subsection.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a “Default”:

19.1.1 Any failure by Tenant to pay any Rent when due unless such failure is cured within five (5) business days after notice; or

19.1.2 Except as otherwise provided in this Section 19.1, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease where such failure continues for 30 days after written notice from Landlord; provided that if such failure cannot reasonably be cured within such 30-day period, Tenant shall not be deemed to be in Default if it diligently commences such cure within such period, thereafter diligently pursues such cure to completion; or

19.1.3 Abandonment or vacation of all or a substantial portion of the Premises by Tenant (except that mere vacation of the Premises shall not be a Default where Tenant provides such level of security as may be required by the Building’s insurers and timely performs all other obligations imposed on Tenant by this Lease); or

19.1.4 Any failure by Tenant to observe or perform the provisions of Articles 5, 14, 17 or 18 above where such failure continues for more than three (3) business days after notice from Landlord; or

19.1.5 Tenant becomes in breach of Section 30.18.2 or 30.18.3 below.

If Tenant defaults under any particular provision of this Lease (other than a provision requiring payment of Rent) on three (3) separate occasions during any 12-month period, Tenant’s subsequent violation of such provision within the same 12-month period shall, at Landlord’s option, be an incurable Default. The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

19.2 Remedies Upon Default. Upon the occurrence of any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

19.2.1.1 The worth at the time of award of the unpaid Rent which has been earned at the time of such termination; plus

19.2.1.2 The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.3 The worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

19.2.1.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; and

19.2.1.5 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law.

As used in Sections 19.2.1(a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Law. As used in Section 19.2.1(c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any Law or other provision of this Lease), without prior demand or notice except as required by applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any Default as set forth in this Article 19, Landlord shall have the right to (a) terminate any sublease, license, concession or other occupancy agreement entered into by Tenant and affecting the Premises, or, in Landlord’s sole and absolute discretion, (b) succeed to Tenant’s interest in such agreement. If Landlord elects to succeed to Tenant’s interest in any such agreement, Tenant shall, as of the date of Landlord’s notice of such election, have no further right to or interest in the Rent or other consideration receivable thereunder.

19.4 Efforts to Relet. Unless Landlord provides Tenant with express written notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder. Tenant hereby waives, for Tenant and for all those claiming by, through or under Tenant, the provisions of Section 3275 of the California Civil Code and Sections 1174(c) and 1179 of the California Code of Civil Procedure and any rights, now or hereafter existing, to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination of this Lease.

19.5 Landlord Defaults. Landlord shall not be in default hereunder unless it fails to begin within 30 days after written notice from Tenant (or if such default materially interferes with Tenant’s ability to use the Premises for the Permitted Use, then if Landlord fails to begin within a reasonable period of time given the nature of such default), or fails to pursue with reasonable diligence thereafter, the cure of any failure of Landlord to meet its obligations hereunder. In addition, before exercising any such remedies for a default or breach by Landlord, Tenant shall give notice and a reasonable time to cure to any Security Holder of which Tenant has been given notice.

ARTICLE 20

RIGHTS RESERVED TO LANDLORD

In addition to any and all other rights reserved by Landlord hereunder, Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to Tenant of any kind:

20.1 Window Treatments. To approve, at Landlord’s discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Premises.

20.2 Intentionally Omitted.

20.3 Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within a reasonable time after such receipt or collection a check equal to the amount sent by Tenant.

20.4 Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of Common Areas, but only to the extent the same is reasonably necessary (as opposed to merely convenient). Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

20.5 Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Premises and/or Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

20.6 Use of Roof. To install, operate, maintain and repair any satellite dish, antennae, equipment, or other facility on the roof of the Building or to use the roof of the Building in any other manner, or to allow any entity selected by Landlord to undertake the foregoing, provided that such installation, operation, maintenance, repair or use does not unreasonably interfere with Tenant’s use of the Premises, or rights under Exhibit F to this Lease.

20.7 Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building and the Project.

ARTICLE 21

LANDLORD EXCULPATION

The liability of the Landlord Parties to Tenant under or relating to this Lease, the Project, the Premises or Landlord’s operation, management, leasing, repair, renovation or alteration of the Project or the Premises shall be limited to an amount equal to the lesser of (a) Landlord’s interest in the Building, or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to 60% of the value of the Building, or (c) the net proceeds to Landlord from any sale, exchange or other transfer of the Building. Tenant shall look solely to Landlord’s interest in the Building for the recovery of any judgment or award against any Landlord Party. No Landlord Party shall have any personal liability for any judgment or deficiency, and Tenant hereby waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Article 21 shall inure to the benefit of the Landlord Parties’ present and future partners, members, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner or member of Landlord (if Landlord is a partnership or limited liability company) or any trustee or beneficiary of Landlord (if Landlord or any partner or member of Landlord is a trust) have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, no Landlord Party shall be liable for any injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage, in each case however occurring.

ARTICLE 22

SECURITY DEPOSIT

Concurrently with its execution and delivery of this Lease, Tenant shall deposit with Landlord the Security Deposit, if any, as security for Tenant’s performance of its obligations under this Lease. If Tenant defaults under any provision of this Lease, Landlord may, at its option, without notice to Tenant, apply all or part of the Security Deposit to pay any past-due Rent, cure any default by Tenant, or compensate Landlord for any other loss or damage caused by such default (including all Rent or other damages due upon termination of this Lease pursuant to Section 19.2.1 above). If Landlord so applies any portion of the Security Deposit, Tenant shall, within three (3) business days after demand therefor, restore the Security Deposit to its original amount. The Security Deposit is not an advance payment of Rent or measure of damages. Any unapplied portion of the Security Deposit shall be returned to Tenant within 30 days after the latest to occur of (a) the expiration of the Lease Term, (b) Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease, or (c) determination of the final Rent due from Tenant. Landlord may assign the Security Deposit to a successor and thereafter shall have no further liability to Tenant for the return of the Security Deposit. Tenant shall not be entitled to any interest on the Security Deposit and Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and any other Law governing the manner of application or timing of the return of a security deposit.

ARTICLE 23

EMERGENCY GENERATOR

Subject to the terms hereof and Applicable Laws, Tenant shall have the right, without any additional payment to Landlord, to operate and use the existing generator (the “Generator”) in the location shown on Exhibit H, attached hereto, in order to provide emergency electricity service to the Premises. In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Project by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor). Notwithstanding any provision of this Lease to the contrary, Landlord makes no representations or warranties regarding the condition of such Generator, and Tenant hereby acknowledges and agrees that it shall accept such Generator in its currently existing, “as-is” condition. Tenant shall be responsible for all maintenance and repairs and compliance with Law obligations related to the Generator and acknowledges and agrees that Landlord shall have no responsibility in connection therewith and that Landlord shall not be liable for any damage that may occur with respect to the Generator. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generator and such connections to the Building for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Tenant shall comply with all reasonable requirements imposed by Landlord so that the Building’s systems or other components of the Building are not adversely affected by the operation of the Generator and/or based upon other reasonable factors as determined by Landlord. Tenant shall indemnify, defend, protect, and hold harmless Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause related to or connected with the use, operation or repair of the Generator and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in connection with the Generator or any breach of the terms of this Article 23, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord’s other remedies, (i) Landlord shall have the right to terminate Tenant’s rights with respect to the Generator, and/or (ii) Landlord shall have the right, at Tenant’s sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within ten (10) days following demand by Landlord, the amount expended by Landlord.

ARTICLE 24

SIGNS

24.1 Interior Signage. Subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), Tenant may, at its sole cost and expense, install identification signage anywhere in the Premises including exclusive identity signage in the ground floor lobby of the Building (provided that any other ground floor tenant may have a reasonable sign identifying its premises), and Tenant shall be permitted, at Tenant’s sole cost and expense, to use the Building tenant directory located in the ground floor lobby of the Building, if any, for the installation of Tenant’s name, provided that in all events such signs must not be visible from the exterior of the Building.

24.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as set forth in Section 24.3 below, Tenant may not install any signs on the exterior or roof of the Building. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Building, shall be subject to the prior approval of Landlord, in its reasonable judgment.

24.3 Tenant’s Signage. Tenant shall be entitled to install the following signage in connection with Tenant’s lease of the Premises (collectively, together with the interior signage set forth in Section 24.1, above, the “Tenant’s Signage”):

(a) Exclusive Building-top signage consisting of two (2) building-top signs identifying Tenant’s name and/or logo, with one located facing Highway 87 and the other on a side of the Building to be selected by Tenant, subject to Landlord’s reasonable approval.

(b) Tenant shall be entitled to a signage strip on the existing Project monument sign.

24.3.1 Tenant’s Signage Specifications and Permits. Tenant’s Signage shall set forth Tenant’s name and logo; provided, however, in no event shall Tenant’s Signage include an “Objectionable Name,” as that term is defined in Section 24.3.2 below, of this Lease. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, without limiting other reasons for which Landlord may reasonably withhold its approval, it shall be deemed reasonable for Landlord to withhold its approval of Tenant’s Signage if the same is inconsistent with, or otherwise not compatible with, the quality, design and style of the Project or with the building-top signage existing in the Project as of the date of this Lease, or if such signage interferes with the Building’s exterior window cleaning systems. For purposes of this Section 24.3, the reference to “name” shall mean name and/or logo. In addition, Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all Applicable Law and to any covenants, conditions and restrictions affecting the Project. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant’s Signage. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms, covenants, and conditions of this Lease shall be unaffected.

24.3.2 Objectionable Name. In no event shall Tenant’s Signage include, identify or otherwise refer to a name and/or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable Building (an “Objectionable Name”).

24.3.3 Termination of Right to Tenant’s Signage. The rights contained in Sections 24.1 and 24.3(i) and (ii) (i.e., the interior, building-top and monument signage rights) may only be exercised by Tenant or any Permitted Assignee if the Tenant (or such Permitted Assignee) is in occupancy of at least 75% of the then-existing Premises.

24.3.4 Cost and Maintenance of Tenant’s Signage. The costs of the actual sign comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant, at Tenant’s sole cost and expense. Should Tenant’s Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall cause such repairs and/or maintenance to be performed, and Tenant shall pay Landlord upon demand the cost of the same as Additional Rent. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the area in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the installation of such Tenant’s Signage. If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s actual receipt of an invoice therefor. The terms, covenants, and conditions of this Section 24.3.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE 25

COMPLIANCE WITH LAW; HAZARDOUS SUBSTANCES

25.1 Compliance with Laws. Tenant, at its expense, shall comply with all applicable Laws relating to (a) the operation of its business at the Project, (b) the use, condition, configuration or occupancy of the Premises, or (c) the Building Systems located in or exclusively serving the Premises. If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it. In addition, if a change to the Building or Common Areas becomes required under any applicable Law as a result of any Tenant Improvement, Alteration or use of the Premises other than general office use, Tenant, upon demand, shall (x) at Landlord’s option, either make such change at Tenant’s cost or pay Landlord the cost of making such change, and (y) pay Landlord a fee for Landlord’s oversight and coordination of such work equal to 3% of its cost. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated (or that, because of a Tenant Improvement, an Alteration or use of the Premises other than general office use, a change to the Building or Common Areas has become required under) any of such applicable Laws shall be conclusive of that fact as between Landlord and Tenant. As used herein, “Laws” means the laws, ordinances, regulations and requirements, whether now or hereafter in effect, of the United States of America, the State of California, the local municipal or county governing body, and any other lawful authority having jurisdiction over the Project or the parties.

25.2 Hazardous Substances; Mold Conditions.

25.2.1 Prohibition Against Hazardous Substances.

25.2.1.1 Tenant shall not cause or permit any Hazardous Substances (as defined below) to be brought upon, produced, treated, stored, used, discharged or disposed of in the Project without Landlord’s prior written consent, which Landlord may give or withhold in its reasonable discretion. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Laws. Tenant shall be solely responsible for obtaining and complying with all permits necessary for the maintenance and operation of its business, including, without limitation, all permits governing the use, handling, storage, treatment, transport, discharge and disposal of Hazardous Substances. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any Claims (including, without limitation, diminution in value of the Premises or the Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or the

Project, damages arising from any adverse impact on marketing of space in the Project, Remedial Work (as defined below), and sums paid in settlement of claims) which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Premises during the Term and on or about the Project outside of the Premises by Tenant or any Tenant Parties.

25.2.1.2 Landlord shall have the right, at any time, but not more than one (1) time in any calendar year (unless (x) Landlord has reasonable cause to believe that Tenant has failed to fully comply with the provisions of this Section 25.2, or (y) required by any lender or governmental agency such circumstances under (x) or (y) above shall constitute “Reasonable Cause”), to inspect the Premises and conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 25.2. The costs of all such inspections, tests and investigations shall be borne solely by Tenant, unless (1) Landlord undertakes same without Reasonable Cause and (2) the Initial or Updated Disclosure Certificate (as such terms are defined in Section 25.2.4 below) provided by Tenant indicates that Tenant’s current and proposed future uses of Hazardous Substances on or about the Premises are limited to reasonable and customary amounts of Hazardous Substances customarily used connection with the Permitted Use. The foregoing rights granted to Landlord shall not, however, create (i) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant or any Tenant Party with respect to Hazardous Substances, including, but not limited to, Tenant’s operation, use or remediation thereof, or (ii) liability on the part of Landlord or any Landlord Party for Tenant’s use, storage, treatment, transportation, release, or disposal of any Hazardous Substances, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

25.2.2 Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning environmental issues at the Premises or the Project, including, without limitation, documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any claims, causes of action or other legal documents related to same. Within twenty-four (24) hours following Tenant’s knowledge of any unauthorized release, spill or discharge of Hazardous Substances, in, on, or about the Premises or Project, Tenant shall endeavor to provide written notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant to any regulatory agency as a result of or in connection with any such unauthorized release, spill or discharge. Within twenty-four (24) hours of receipt by Tenant of any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant’s actual or alleged failure to comply with any environmental law, rule, regulation, ordinance or permit, Tenant shall provide written notice to Landlord.

25.2.3 Remedial Work by Tenant. If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Substances (collectively, “Remedial Work”) is required under any applicable Laws as a result of the handling, use, storage, treatment, transportation or disposal of any Hazardous Substances by Tenant or any Tenant Party, then Tenant shall perform or cause to be performed the Remedial Work in compliance with applicable Laws or, at Landlord’s option, Landlord may cause such Remedial Work to be performed and Tenant shall reimburse Landlord for the reasonable costs thereof within thirty (30) days after demand therefor. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer and Landlord’s reasonable attorneys’ and experts’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

25.2.4 Remedial Work by Landlord. Landlord agrees to remediate any Hazardous Substances in, on or under the Project in accordance with Landlord’s O&M Manual for the Building (i) to the extent such Hazardous Material was not brought onto the Project by, or permitted (to the extent within Tenant’s reasonable control) to be brought onto the Project by, Tenant or a Tenant Party, and (ii) to the extent that Landlord’s failure to so remediate would be in violation of applicable Laws and would prevent Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a material health hazard for Tenant’s employees, or would otherwise materially and adversely affect Tenant’s use of or access to the Premises. Landlord has currently not received any written information, notice, or report regarding the presence of Hazardous Substances in the Building.

25.2.5 Hazardous Substances Disclosure Certificate. Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord a Hazardous Materials Disclosure Certificate (“Initial Disclosure Certificate”), a fully completed copy of which is attached hereto as Exhibit E and incorporated herein by this reference. The completed Hazardous Substances Disclosure Certificate shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. Tenant shall, at such times as Tenant desires to handle, produce, treat, store, use, discharge or dispose of new or additional Hazardous Substances on or about the Premises that were not listed on the Initial Disclosure Certificate, complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an “Updated Disclosure Certificate”) describing Tenant’s then current and proposed future uses of Hazardous Substances on or about the Premises, which Updated Disclosure Certificates shall be in the same format as that which is set forth in Exhibit E or in such updated format as Landlord may reasonably require from time to time. Tenant shall deliver an Updated Disclosure Certificate to Landlord not less than thirty (30) days prior to the date Tenant intends to commence the manufacture, treatment, use, storage, handle, discharge or disposal of new or additional Hazardous Substances on or about the Premises, and Landlord shall have the right to approve or disapprove such new or additional Hazardous Substances in its reasonable business judgment, taking into consideration uses in the Comparable Buildings. Tenant shall make no use of Hazardous Substances on or about the Premises except as described in the Initial Disclosure Certificate or as otherwise approved by Landlord in writing in accordance with this Section 25.2.

25.2.6 Mold.

25.2.6.1 Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”). Tenant will, at its sole cost and expense keep and maintain the Premises in good order and condition in accordance with the Mold Prevention Practices and acknowledges that the control of moisture, and prevention of mold within the Premises, are integral to its obligations under this Lease.

25.2.6.2 Tenant, at its sole cost and expense, shall:

(1) Regularly monitor the Premises for the presence of mold and any conditions that reasonably can be expected to give rise or be attributed to mold or fungus including, but not limited to, observed or suspected instances of water damage, condensation, seepage, leaks or any other water penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (the “Mold Conditions”); and

(2) Immediately notify Landlord in writing if it observes, suspects, has reason to believe that mold or Mold Conditions exist at the Premises.

25.2.6.3 In the event of suspected mold or Mold Conditions at the Premises, Landlord may cause an inspection of the Premises to be conducted, during such time as Landlord may designate, to determine if mold or Mold Conditions are present at the Premises.

25.2.7 Surrender. Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of (a) mold or Mold Conditions caused or exacerbated by the negligent or intentional acts or omissions of Tenant or any Tenant Parties, and free of debris and waste and (b) Hazardous Substances placed on, about or near the Premises by Tenant or any Tenant Parties, and in a condition which complies with all Environmental Laws with respect to such Hazardous Materials. Tenant’s obligations and liabilities pursuant to the provisions of this Section 25.2 shall be in addition to any other surrender requirement in this Lease and shall survive the expiration of the Lease Term or any earlier termination of this Lease.

25.2.8 Definitions. As used in this Lease, the following terms shall be defined as follows:

25.2.8.1 “Hazardous Substances” means (1) any substance or material that is included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” or “solid waste” in any Environmental Law (as hereinafter defined); (2) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (3) polychlorinated biphenyls (PCB’s); (4) asbestos and asbestos containing materials (whether friable or non-friable); (5) lead and lead based paint or other lead containing materials (whether friable or non-friable); (6) urea formaldehyde; (7) microbiological pollutants; (8) batteries or liquid solvents or similar chemicals; (9) radon gas; (10) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; and (11) any additional substance, material or waste (A) the presence of which on or about the Premises (i) requires reporting, investigation or remediation under any Environmental Laws, (ii) causes or threatens to cause a nuisance on the Premises or any adjacent area or property or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent area or property, or (iii) which, if it emanated or migrated from the Premises, could constitute a trespass, or (B) which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws.

25.2.8.2 “Environmental Laws” means all statutes, terms, conditions, limitations, restrictions, standards, prohibitions, obligations, schedules, plans and timetables that are contained in or promulgated pursuant to any federal, state or local laws (including rules, regulations, ordinances, codes, judgments, orders, decrees, contracts, permits, stipulations, injunctions, the common law, court opinions, and demand or notice letters issued, entered, promulgated or approved thereunder), relating to pollution or the protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including but not limited to the: Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C.

6901 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; Clean Air Act, 42 U.S.C. 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. “Environmental Laws” shall include any statutory or common law that has developed or develops in the future regarding mold, fungus, microbiological pollutants, mildew, bacteria and/or other organic spore material. “Environmental Laws” shall not include laws relating to industrial hygiene or worker safety, except to the extent that such laws address asbestos and asbestos containing materials (whether friable or non-friable) or lead and lead based paint or other lead containing materials.

25.3 Survival. Tenant’s obligations under this Article 25 shall survive the expiration or of the Lease Term or any earlier termination of this Lease until all Claims within the scope of this Article 25 are fully, finally, and absolutely barred by the applicable statutes of limitations.

ARTICLE 26

LATE CHARGES

If any installment of Rent is not received by Landlord or Landlord’s designee within five (5) business days after written notice from Landlord (a “Late Payment Notice”) that such payment of Rent was not paid when due, then Tenant shall pay to Landlord a late charge equal to the greater of 5% of the overdue amount or $250; provided, however, in the event that Tenant has not received any Late Payment Notice(s) during the immediately preceding twelve (12) month period, then Landlord hereby agrees to waive, and Tenant shall not be required to pay, such late charge. In addition, any Rent that is not paid within 10 business days after Tenant’s receipt of a Late Payment Notice shall bear interest, from its due date until paid, at a rate equal to the lesser of 18% per annum or the highest rate permitted by applicable Law. Such late charges and interest shall be deemed Additional Rent, not liquidated damages, and Landlord’s right to collect such amounts shall not limit any of Landlord’s other rights and remedies hereunder or at Law.

ARTICLE 27

LANDLORD’S RIGHT TO CURE DEFAULT

Landlord shall have the right, at its option, to cure any Default, without waiving its rights and remedies based upon such Default and without releasing Tenant from any obligations hereunder, in which event Tenant shall pay to Landlord, upon demand, all costs incurred by Landlord in performing such cure (including reasonable attorneys’ fees). Tenant’s obligations under this Article 27 shall survive the expiration or sooner termination of this Lease.

ARTICLE 28

ENTRY BY LANDLORD

Landlord reserves the right, at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency), to enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, to current or prospective Security Holders or insurers, or, during the last 12 months of the Lease Term (or while an uncured Default exists), to prospective tenants; (iii) post notices of nonresponsibility; or (iv) perform maintenance, repairs or alterations. Notwithstanding anything to the contrary in this Article 28, Landlord may enter the Premises, at any time and without prior notice to Tenant, to (A) perform required services, including janitorial service (which janitorial services shall be performed between the hours of 6:00 P.M. and 6:00 A.M.); (B) take possession of the Premises in accordance with Section 19.2 above; or (C) exercise its rights under Article 27 above. Upon entry,

Landlord may take such steps, including temporary closure of the Premises, as are reasonably required to accomplish the foregoing purposes. Landlord shall at all times have a key with which to unlock all the doors in the Premises. Notwithstanding anything to the contrary set forth in this Article 28, Tenant may designate in writing certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Base Building; (ii) as required by applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. In an emergency, Landlord shall have the right to use any means Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord as provided herein shall not be deemed to be a forcible or unlawful entry into or detainer of, or a constructive eviction of Tenant from, any portion of the Premises, and Tenant shall not be entitled to any damages or abatement of Rent in connection with such entry.

ARTICLE 29

TENANT PARKING

Tenant shall have the right to park in the Project’s parking facilities (the “Parking Facilities”), in common with other tenants of the Project, upon the terms and conditions contained in this Article 29. Tenant shall not use more than the number of unreserved parking spaces set forth in Section 8 of the Summary. Such parking shall be free throughout the Lease Term (including any Option Term), but Tenant shall pay to Landlord any fees, taxes or other charges imposed by the Regional Air Quality Control Board or any other governmental or quasi-governmental agency in connection with the Parking Facilities, to the extent such amounts are equitably allocated to Tenant by Landlord. Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or any parking charges are imposed as a result of) any Law. Tenant’s rights under this Article 29 are conditioned upon Tenant’s reasonably abiding by, and causing its employees and invitees to abide by, all rules and regulations established by Landlord from time to time for the orderly operation and use of the Parking Facilities (including any sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Parking Facilities). Landlord may, in its reasonable non-discriminatory judgment, allocate and assign parking passes among Tenant and the other tenants in the Project. Tenant’s use of the Parking Facilities shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage to or theft of any vehicles or other property occurring in the Parking Facilities or otherwise in connection with any use of the Parking Facilities by Tenant, its employees or invitees. Landlord may alter the size, configuration, design, layout or any other aspect of the Parking Facilities at any time and may, without incurring any liability to Tenant and without any abatement of Rent, from time to time close off or restrict access to the Parking Facilities for purposes of facilitating any such alteration; provided, however, that Landlord shall act reasonably to avoid (or, where unavoidable, to minimize) interference with Tenant’s use or access to the Parking Facilities. Landlord may delegate its responsibilities hereunder to a parking operator, in which case (i) such parking operator shall have all the rights of control reserved herein by Landlord, (ii) Tenant shall enter into a parking agreement with such parking operator, (iii) Tenant shall not be required to pay Landlord or such parking operator any charge for the parking spaces, and (iv) Landlord shall have no liability for claims arising through acts or omissions of such parking operator except to the extent caused by Landlord’s active negligence or willful misconduct. Tenant’s parking rights under this Article 29 are solely for the benefit of Tenant’s employees and such rights may not be transferred without Landlord’s prior written approval, except pursuant to a Transfer permitted under Article 14 above.

ARTICLE 30

MISCELLANEOUS PROVISIONS

30.1 Interpretation. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The captions of Articles and Sections are for convenience only and shall not affect the interpretation of such Articles and Sections. As used in this Lease, the terms “herein,” “hereof,” “hereto” and “hereunder” refer to this Lease and wherever the words “include,” “includes” or “including” are used in this Lease, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to”. Any reference herein to “any part” or “any portion” of the Premises, the Building, the Property, the Project or any other property shall be construed to refer to all or any part of such property. Wherever this Lease requires Tenant to comply with any Law, rule, regulation, program, procedure or other requirement or prohibits Tenant from engaging in any particular conduct, this Lease shall be deemed also to require Tenant to cause each of its employees, licensees, invitees and subtenants, and any other person claiming by, through or under Tenant, to comply with such requirement or refrain from engaging in such conduct, as the case may be. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system. Tenant waives the benefit of any rule that a written agreement shall be construed against the drafting party.

30.2 Binding Effect. The provisions of this Lease shall, as the case may require, bind or inure to the benefit of the respective successors and assigns of Landlord and Tenant, provided that this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.

30.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction of Tenant’s obligations under this Lease.

30.4 Modification of Lease. If any current or prospective Security Holder requires a written amendment of this Lease that will not cause an increased cost to Tenant or otherwise materially and adversely change the rights and obligations of Tenant hereunder, Tenant shall execute such an amendment and deliver it to Landlord within 10 business days after Landlord’s request therefor. At the request of Landlord or any Security Holder, Tenant shall execute a memorandum of Lease and deliver it to Landlord within 10 business days after such request.

30.5 Transfer of Landlord’s Interest. Landlord shall have the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and, in the event of any such transfer (which transfer shall include the Security Deposit), Landlord shall automatically be released from, Tenant shall look solely to the transferee for the performance of, and the transferee shall be deemed to have assumed, all of Landlord’s obligations arising hereunder after the date of such transfer (including the return of any Security Deposit), and Tenant shall attorn to the transferee as provided in Article 18 above.

30.6 Prohibition Against Recording. Except as provided in Section 30.4 above, neither this Lease nor any memorandum, affidavit or other writing with respect thereto shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

30.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing contained herein shall empower Tenant to do any act that can encumber the title of Landlord.

30.8 Relationship of Parties. Nothing in this Lease shall be construed to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

30.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord may elect in its sole and absolute discretion.

30.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

30.11 Partial Invalidity. If any provision of this Lease is to any extent invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and every other provision of this Lease shall be valid and enforceable to the fullest extent permitted by Law.

30.12 Covenant of Quiet Enjoyment. Landlord covenants that so long as Tenant performs all of its obligations hereunder, Tenant shall have peaceful and quiet possession of the Premises against any party lawfully claiming by, through or under Landlord, subject to the terms hereof. The foregoing covenant is in lieu of any other covenant express or implied.

30.13 Entire Agreement. This Lease and the attached exhibits, which are incorporated into and made a part of this Lease, set forth the entire agreement between the parties with respect to the leasing of the Premises and supersede and cancel all previous negotiations, arrangements, communications, agreements and understandings, if any, between the parties hereto (none of which shall be used to interpret this Lease). Tenant acknowledges that in entering into this Lease it has not relied on any representation, warranty or statement, whether oral or written, not expressly set forth herein. This Lease can be modified only by a written agreement signed by the parties hereto.

30.14 Reserved Rights. Landlord reserves to itself all rights not expressly granted to Tenant hereunder, including the right, in Landlord’s sole and absolute discretion, to lease, renovate, improve, alter, subdivide, demolish, construct or develop the Project, or enter into new Underlying Documents with owners of other property, and no such act, or failure to so act, shall constitute a breach of any obligation to Tenant or give rise to any remedy, including any remedy of constructive eviction, damages or abatement of Rent.

30.15 Force Majeure. If either party is prevented from performing any of its obligations hereunder as a result of any strike; lockout; labor dispute; act of God, war or terrorism; inability to obtain services, labor or materials (or reasonable substitutes therefor); governmental action; civil commotion; fire or other casualty; or other cause beyond the reasonable control of such party, other than financial inability (collectively, a “Force Majeure”), then, notwithstanding anything to the contrary in this Lease, such obligation shall be excused during the period of such prevention, and if this Lease specifies a time period for the performance of such obligation, such time period shall be extended by the period of such prevention; provided, however, that nothing in this Section 30.15 shall (a) permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease, or (b) excuse any obligation to pay Rent, any of Tenant’s obligations under Article 5, 22 or 24 above or Section 30.18.2 or 30.18.3 below, or any of Tenant’s obligations whose nonperformance would unreasonably interfere with any other occupant’s use, occupancy or enjoyment of its respective premises or the Project.

30.16 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by Law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested, (B) delivered by a nationally recognized courier service, or (C) delivered personally. Any Notice shall be sent or delivered to the address set forth in Section 9 (if Tenant is the recipient) or Section 10 (if Landlord is the recipient) of the Summary, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party. Any Notice shall be deemed to be received on the earlier to occur of the date of actual delivery or the date on which delivery is refused, or, if Tenant is the recipient and has vacated its notice address without providing a new notice address, three (3) days after the date the Notice is deposited in the U.S. mail or with a courier service in the manner described above.

30.17 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

30.18 Representations and Warranties. Tenant represents, warrants and covenants as follows:

30.18.1 If Tenant is not a natural person, then (a) Tenant has full power and authority to execute, deliver and perform its obligations under this Lease, and each person signing on behalf of Tenant is authorized to do so; (b) Tenant is, and at all times during the Lease Term will remain, duly organized, validly existing and in good standing under the laws of the state of its formation and qualified to do business in the state of California; and (c) Tenant shall, within 10 days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority, good standing and qualification.

30.18.2 Tenant has not, and at no time during the Lease Term will have, (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors which remains un-dismissed more than 30 days after filing, (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets, which receivership remains in effect more than 30 days after appointment, (d) suffered the attachment or other judicial seizure of all or substantially all of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

30.18.3 Tenant is not, and at no time during the Lease Term will be, (a) in violation of any Anti-Terrorism Law (defined below); (b) conducting any business or engaging in any transaction or dealing with any Prohibited Person (defined below), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 (defined below); or (d) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law. Neither Tenant nor any of its Affiliates, officers, directors, shareholders, partners, members or lease guarantors is, or at any time during the Lease Term will be, a Prohibited Person. As used herein, “Anti-Terrorism Law” means any Law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act (defined below), and any regulations promulgated under any of them, each as may be amended from time to time. As used herein, “Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time. As used herein, “Prohibited Person” means (1) a person or entity that is listed in, or owned or controlled by a person or entity that is listed in, the Annex to Executive Order No. 13224; (2) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (3) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf, or at any replacement website or other official publication of such list. As used herein, “USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).

30.19 Attorneys’ Fees. In any lawsuit, action, arbitration, quasi-judicial proceeding, administrative proceeding or other proceeding brought by either party to enforce such party’s rights or remedies under this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs, expenses and disbursements in connection with such action or proceeding, including all costs of expert consultation and other reasonable investigation, which sums may be included in any judgment or decree entered in such action or proceeding in favor of the prevailing party. In addition, Tenant shall pay all reasonable attorneys’ fees and other fees and costs, including costs of expert consultation and other reasonable investigation, that Landlord incurs in interpreting or enforcing this Lease or otherwise protecting its rights hereunder, (a) where an action or proceeding is not brought, or (b) in any voluntary or involuntary bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease, including all motions and proceedings regarding relief from automatic stay, lease assumption or rejection and/or extensions of time related thereto, lease designation, use of cash collateral, claim objections, and disclosure statements and plans of reorganization.

30.20 Governing Law; WAIVER OF TRIAL BY JURY.

30.20.1 This Lease shall be construed and enforced in accordance with the Laws of the State of California.

30.20.2 THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY. IF IN AN ACTION COMMENCED BETWEEN THE PARTIES, THE JURY WAIVER PROVISIONS OF THIS SECTION 30.20.2 ARE HELD TO BE UNENFORCEABLE UNDER CALIFORNIA LAW, THEN THE PARTY SUCCESSFULLY CHALLENGING THE JURY TRIAL WAIVER SHALL PAY ALL COSTS AND EXPENSES INCURRED IN SUCH ACTION (INCLUDING ATTORNEYS’ FEES), THE ACTION SHALL BE DISMISSED, AND THE FOLLOWING PROVISIONS SHALL APPLY. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 30.20 above. The venue of the proceedings shall be in the county in which the Premises is located. Within 10 days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 30.20.2, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such 10-day period, then any party may thereafter file a lawsuit in the county in which the Premises is located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., the American Arbitration Association or similar mediation/arbitration entity. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages that are not permitted by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California Law. The reference proceeding shall be conducted in accordance with California Law (including the rules of evidence), and in all regards, the referee shall follow California Law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 30.20.2. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than 6 months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within 9 months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 30.20.2 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

30.20.3 IF LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW. IN ADDITION, IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, AND (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW.

30.20.4 THE PROVISIONS OF THIS SECTION 30.20 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

30.21 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute an option or offer to lease, and this instrument is not effective, as a lease or otherwise, until execution and delivery by both Landlord and Tenant.

30.22 Brokers. Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker in connection with this Lease, and Landlord shall pay any commissions due and owing to Tenant’s Broker as a result of this Lease pursuant to a separate written agreement between Landlord and Tenant’s Broker. Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Tenant acknowledges that any Affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such Affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

30.23 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby waives the benefit of any Law to the contrary and agrees that, except as otherwise expressly provided in this Lease, if Landlord fails to perform its obligations hereunder, Tenant shall not be entitled to make any repairs or perform any other acts hereunder at Landlord’s expense or to set off any Rent against Landlord. Where Landlord agrees in this Lease to act reasonably in the granting of any consent or approval, Landlord also covenants not to unreasonably delay or condition such consent or approval.

30.24 Project or Building Name and Signage. Landlord shall have the right at any time to change the name or address of the Project or Building in its sole and absolute discretion. Without Landlord’s prior written consent, Tenant shall not use the name of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises.

30.25 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

30.26 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, except that Tenant may disclose this Lease as required by Laws or regulations imposed by the Securities and Exchange Commission, NASDAQ or any other exchange on which Tenant’s shares are listed, or in connection with any proceeding to enforce or interpret this Lease. In addition, Landlord hereby acknowledges that Tenant will after execution of this Lease file both a summary disclosure of the terms of this Lease and a complete copy of this Lease with the Securities and Exchange Commission and that the contents hereof will become public knowledge. Notwithstanding anything set forth herein to the contrary, Landlord hereby consents to such filings.

30.27 No Violation. Tenant represents and warrants that neither its execution of nor its performance under this Lease will cause Tenant to be in violation of any agreement or Law.

30.28 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all provisions of Articles 7 and 8 above; (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion; (iii) the Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation and shall be surrounded by a protective conduit reasonably acceptable to Landlord; (iv) the Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (including the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s); (v) any new or existing Lines serving the Premises shall comply with all applicable Laws; (vi) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal; and (vii) Tenant shall pay all costs in connection therewith. Unless otherwise instructed by Landlord (by notice to Tenant delivered no later than 90 days prior to the Expiration Date or 30 following the earlier termination of this Lease, as applicable), Tenant shall, at its expense, before the expiration or earlier termination of this Lease, remove any Lines located in or serving the Premises and repair any resulting damage.

30.29 Transportation Management. Tenant shall comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and, in connection therewith, Tenant shall take responsible action for planning and managing the transportation of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities; provided, however, Tenant shall not be required to comply with any programs applicable solely due to Landlord’s redevelopment of the Project that increases occupancy density. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project-, Building- or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

[signature page to follow]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

CA-SKYPORT I LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	/s/ John C. Moe

Name:	John C. Moe

Title:	Managing Director

TENANT:

ATHEROS COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ Craig H. Barratt

Name:	Craig H. Barratt, Ph.D.

Title:	President and CEO
[chairman, president or vice-president]

By:	/s/ Jack Lazar

Name:	Jack Lazar

Title:	Vice President and Chief Financial Officer
[secretary, assistant secretary, chief financial officer or assistant treasurer]

EXHIBIT A

SKYPORT PLAZA

OUTLINE OF PREMISES

FIRST FLOOR PREMISES

EXHIBIT A

SECOND FLOOR PREMISES

EXHIBIT A

THIRD FLOOR PREMISES

EXHIBIT A

FOURTH FLOOR PREMISES (MUST-TAKE SPACE)

EXHIBIT A

FIFTH FLOOR PREMISES

EXHIBIT A

SIXTH FLOOR PREMISES

EXHIBIT A

SEVENTH FLOOR PREMISES

EXHIBIT A

EIGHT FLOOR PREMISES

EXHIBIT A

EXHIBIT B

SKYPORT PLAZA

TENANT WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the lease of which this Work Letter is a part. “Premises” means, as applicable, the initial Premises and the Must-Take Space. “Tenant Improvements” means the initial Alterations performed by Tenant in order to prepare the Premises for occupancy. “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements. Landlord and Tenant hereby acknowledge and agree that the construction of the Tenant Improvements in the initial Premises and the Must-Take Space may, at Tenant’s option, occur during different time periods.

1	ALLOWANCE.

1.1 Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of (i) $6,152,601.60 (i.e., $38.40 per rentable square foot of the initial Premises), with respect to the initial Premises, and (ii) $964,377.60 (i.e., $38.40 per rentable square foot of the Must-Take Space), with respect to the Must-Take Space, to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the Allowance. On or before the first anniversary of the Lease Commencement Date (or, with respect to the Must-Take Space, on or before the first anniversary of the Must-Take Commencement Date), Tenant shall have the right to use any unused portion of the Allowance (the “Unused Allowance”) as a credit against Base Rent then due and owing under the Lease and any remaining balance of the Unused Allowance shall be applied against the following monthly installment of Base Rent owing under the Lease until the Unused Allowance has been depleted in its entirety.

1.2 Disbursement.

1.2.1 Allowance Items. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”): (a) the fees of Tenant’s architect, engineers and other consultants (including any construction manager), and any fees reasonably incurred by Landlord for review of Tenant’s plans and specifications (the “Plans”) by Landlord’s third party consultants; (b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by Law; (f) sales and use taxes; (g) the costs of office, conference room and other furniture used in the Premises; (h) the costs of telephone and data cabling and wiring; (i) the costs associated with the design, fabrication and installation of Tenant’s Signage; (j) the costs of moving from Tenant’s existing location(s) to the Premises, and (k) the “Coordination Fee,” as that term is defined in Section 4.2 of this Tenant Work Letter, and all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

EXHIBIT B

1.2.2 Disbursement. Subject to the terms hereof, Landlord shall make monthly disbursements of the Allowance for Allowance Items as follows:

1.2.2.1 Monthly Disbursements. Not more frequently than once per calendar month, Tenant may deliver to Landlord: (i) a request for payment of Tenant’s contractor, approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed (which approved request shall be deemed Tenant’s approval and acceptance of the work and materials described therein); (ii) invoices from all parties providing labor or materials to the Premises; (iii) executed conditional mechanic’s lien releases from all parties providing labor or materials to the Premises (along with unconditional mechanic’s lien releases for any prior payments made pursuant to this paragraph) satisfying California Civil Code § 3262(d); and (iv) all other information reasonably requested by Landlord. Within 30 days after receiving such materials, Landlord shall deliver a check to Tenant, payable jointly to Tenant and its contractor, in the amount of the lesser of (a) the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention as to amounts payable under the contract for construction of the Tenant Improvement Work (the aggregate amount of such retentions shall be referred to in this Work Letter as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment request.

1.2.2.2 Final Retention. Subject to the terms hereof, Landlord shall deliver to Tenant a check for the Final Retention within 30 days after the latest of (a) the completion of the Tenant Improvement Work in accordance with the approved plans and specifications; (b) Landlord’s receipt of (i) paid invoices from all parties providing labor or materials to the Premises; (ii) executed unconditional mechanic’s lien releases satisfying California Civil Code §§ 3262(d) and 3262(d)(4); (iii) a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed; (iv) evidence that all governmental approvals required for Tenant to legally occupy the Premises have been obtained; and (v) any other information reasonably requested by Landlord; (c) Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors. Landlord’s payment of the Final Retention shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment requests.

2	PLANS.

2.1 Preliminary Plans. Tenant shall cause Architect (as defined below) to prepare preliminary plans (the “Preliminary Plans”) for the Tenant Improvement to be performed in and to the Premises. Within five (5) business days after Landlord’s receipt of the Preliminary Plans (unless additional time is reasonably required due to the nature of the Preliminary Plans submitted by Tenant, in which event Landlord shall inform Tenant, within such 5-business day period, of the need for additional time and Landlord shall thereafter diligently complete its review of such Preliminary Plans as quickly as reasonably practical), Landlord shall either approve or disapprove the Preliminary Plans. If Landlord disapproves the Preliminary Plans, then Landlord shall state in reasonable detail the changes which Landlord requires to be made thereto. Tenant thereafter shall submit to Landlord revised Preliminary Plans. Landlord shall give Tenant written notice of its approval or disapproval of the revised Preliminary Plans within two (2) business days after Landlord’s receipt thereof (unless additional time is reasonably required due to the nature of the revisions, in which event Landlord shall inform Tenant, within such 2-business day period, of the need for additional time and Landlord shall thereafter diligently complete its review of such Preliminary Plans as quickly as reasonably practical). If Landlord disapproves the revised

EXHIBIT B

Preliminary Plans, then Landlord and Tenant shall continue to follow the procedures set forth in this Section 2.1 until Landlord approves the Preliminary Plans. If Landlord neither expressly approves nor disapproves the Preliminary Plans or the revised Preliminary Plans within the applicable time periods provided above, Tenant may provide written notice of such failure to Landlord and if Landlord thereafter fails to approve or disapprove the Preliminary Plans or the revised Preliminary Plans within two (2) business days after Landlord’s receipt of such notice, then the Lease Commencement Date (or Must-Take Commencement Date, as the case may be), shall be extended for one day for each day that occurs after the date Landlord receives such notice from Tenant and before the date Landlord either approves or disapproves the Preliminary Plans or the revised Preliminary Plans. Landlord shall notify Tenant in connection with approval of the Preliminary Plans which of the Tenant Improvements depicted therein (if any) must be removed upon expiration of the Lease Term or earlier termination of the Agreement; and Landlord’s failure to do so shall constitute a waiver of Landlord’s right to require the removal of the Tenant Improvements depicted in the Preliminary Plans.

2.2 Final Plans. After Landlord’s approval of the Preliminary Plans for the Tenant Improvements, Tenant shall cause Architect to commence preparing complete plans, specifications and working drawings which incorporate and are consistent with the approved Preliminary Plans, and which show in detail the intended design, construction and finishing of all portions of the Tenant Improvements described in the Preliminary Plans (collectively, the “Final Plans”). Within five (5) business days after Landlord’s receipt of the Final Plans (unless additional time is reasonably required due to the nature of the Final Plans submitted by Tenant, in which event Landlord shall inform Tenant, within such 5-business day period, of the need for additional time and Landlord shall thereafter diligently complete its review of such Final Plans as quickly as reasonably practical), Landlord shall either approve or disapprove the Final Plans. If Landlord disapproves the Final Plans, then Landlord shall state in reasonable detail the changes which Landlord requires to be made thereto. Tenant thereafter shall submit to Landlord revised Final Plans. Landlord shall give Tenant written notice of its approval or disapproval of the revised Final Plans within two (2) business days after the date of Landlord’s receipt thereof (unless additional time is reasonably required due to the nature of the revisions, in which event Landlord shall inform Tenant, within such 2-business day period, of the need for additional time and Landlord shall thereafter diligently complete its review of such Final Plans as quickly as reasonably practical). If Landlord disapproves the revised Final Plans, then Landlord and Tenant shall continue to follow the procedures set forth in this Section 2.2 until Landlord approves such Final Plans. If Landlord neither approves nor disapproves the Final Plans within the applicable time periods provided above, Tenant may provide written notice of such failure to Landlord and if Landlord thereafter fails to approve or disapprove the Final Plans or the revised Final Plans within two (2) business days after Landlord’s receipt of such notice, then the Lease Commencement Date (or Must-Take Commencement Date, as the case may be), shall be extended for one day for each day that occurs after the date Landlord receives such notice from Tenant and before the date Landlord either approves or disapproves the Final Plans or the revised Final Plans. Landlord shall notify Tenant in connection with approval of the Final Plans which of the Tenant Improvements depicted therein (if any) must be removed upon expiration of the Lease Term or earlier termination of the Agreement; and Landlord’s failure to do so shall constitute a waiver of Landlord’s right to require the removal of the Tenant Improvements depicted in the Final Plans.

3	SELECTION OF ARCHITECT, CONTRACTOR AND SUBCONTRACTORS.

Tenant has selected Fennie+Mehl Architects (“Architect”) for the design and preparation of Preliminary Plans and Final Plans for the Tenant Improvements. Tenant may retain Architect’s administrative services throughout the performance of the Tenant Improvements. Tenant may elect to change the Architect and may select its construction manager, general contractor and subcontractors, all subject to Landlord’s reasonable prior approval; provided, however, that Landlord hereby pre-approves the persons and entities listed in attached Schedule B-1 to perform in the capacity or capacities for which

EXHIBIT B

they are identified in Schedule B-1. Landlord shall be deemed to have approved of any architect, construction manager, general contractor and/or subcontractors proposed by written notice from Tenant to Landlord unless Landlord, within two (2) days after receipt of Tenant’s request for approval, notifies Tenant in writing of Landlord’s disapproval of such proposed architect, construction manager, general contractor and subcontractors and states in reasonable detail the specific reasons for such disapproval.

4	MISCELLANEOUS

4.1 Use of Facilities. During the construction of the Tenant Improvements, and subject to compliance with Landlord’s reasonable and customary construction rules and regulations applicable to the Building (as the same are in effect on the date of the Agreement), Tenant may use the following items, free of charge, during such times as are reasonably necessary to accommodate Tenant’s construction schedule, furniture and equipment delivery and relocation activities), on a nonexclusive basis, and in a manner and to the extent reasonably necessary to perform the Tenant Improvements: freight elevators, loading docks, staging areas, utilities, toilets, HVAC and parking; provided, however, Tenant acknowledges that there may be an after-hours charge to reimburse Landlord for its actual costs with respect to the use of the Building’s freight elevator and/or loading docks during hours other than normal construction hours, but only to the extent that such use requires Landlord to engage elevator operations or security personnel. Notwithstanding the foregoing, if Tenant or Tenant’s contractor or other agents require any of the foregoing in connection with any use reasonably unrelated to Tenant’s construction and/or installation of the Tenant Improvements, Tenant shall pay the applicable cost of such service. In no event shall Tenant store construction materials or other property at or in the elevators or loading docks of the Building.

4.2 Landlord’s Cooperation. Landlord has delivered to Tenant (or will deliver promptly following execution of the Agreement) plans and specifications reflecting the current condition of the Building (the “Existing Plans”). Landlord will cooperate with Tenant in good faith in all activities pertaining to the Tenant Improvements. In consideration of Landlord’s coordination of the Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to 3% of an amount equal to thirty and 00/100 dollars ($30.00) per rentable square foot of the Premises (i.e., $144,201.60 with respect to the initial Premises and $22,602.60 with respect to the Must-Take Space).

4.3 Tenant Default. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, then (a) Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.

4.5 Other. This Work Letter shall not apply to any space other than the Premises.

EXHIBIT B

SCHEDULE B-1 TO EXHIBIT B

APPROVED CONTRACTORS

1.	General Contractors:

•	SC Builders, Inc

•	McLarney Construction, Inc.

•	Rossi Builders

•	Iron Construction

SCHEDULE B-1 TO
EXHIBIT B

EXHIBIT C

SKYPORT PLAZA

NOTICE OF LEASE TERM DATES

                    , 20

To:

Re:	Office Lease (the “Lease”) dated , 20 , between CA-SKYPORT I LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and , a (“Tenant”), concerning .

Lease ID:

Business Unit Number:

Dear                             :

In accordance with the Lease, Tenant accepts possession of the Premises and confirms the following:

1.	The Lease Commencement Date is and the Lease Expiration Date is .

2.	The approximate number of rentable square feet within the Premises is rentable square feet, subject to Article 1 of the Lease.

3.	Tenant’s Share, based upon the approximate number of rentable square feet within the Premises, is , subject to Article 1 of the Lease.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, pursuant to Article 2 of the Lease, if Tenant fails to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

“Landlord”:

CA-SKYPORT I LIMITED PARTNERSHIP, a Delaware limited partnership

EXHIBIT C

By:

Name:

Title:

Agreed and Accepted as

of             , 200    .

“Tenant”:

,
a

By:

Name:

Title:

EXHIBIT C

EXHIBIT D

SKYPORT PLAZA

RULES AND REGULATIONS

Tenant shall comply with the following rules and regulations (as modified or supplemented from time to time, the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance of any of the Rules and Regulations by any other tenants or occupants of the Project, provided that Landlord hereby agrees not to enforce such Rules and Regulations against Tenant in a discriminatory manner. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Upon the expiration or earlier termination of the Lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant. If the keys so furnished are lost, Tenant shall pay Landlord the reasonable cost therefor.

2. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property. Any damage to the Building, its contents, occupants or invitees resulting from Tenant’s moving or maintaining any such safe or other unusually heavy property shall be the sole responsibility and expense of Tenant (notwithstanding anything to the contrary in Article 7 or Section 10.5 of the Lease).

3. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

4. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on the exterior of the Building without Landlord’s prior written consent. Tenant shall not disturb, solicit, peddle or canvass any occupant of the Project.

5. Tenant shall not overload the floor of the Premises, or mark, drive nails or screws or drill into the partitions, woodwork or drywall of the Premises, or otherwise deface the Premises, without Landlord’s prior written consent, which shall not be unreasonably withheld. The foregoing sentence shall not be applicable to the hanging of customary office artwork.

6. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated in the Premises without Landlord’s prior written consent.

7. Tenant shall not use or keep any foul or noxious gas or substance in or on the Premises. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

8. Tenant shall not bring into or keep within the Project or the Building any animals (other than service animals), birds, aquariums, or, except in areas reasonably designated by Landlord, bicycles or other vehicles.

EXHIBIT D

9. No cooking shall be done in the Premises (except as may be shown on approved plans for Tenant Improvements or Alterations), nor shall the Premises be used for lodging, for living quarters or sleeping apartments, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and invitees, provided that such use complies with all applicable Laws.

10. The Premises shall not be used for manufacturing except as may be incidental to the Permitted Use. Tenant shall not occupy the Premises as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics or tobacco, or as a medical office, a barber or manicure shop, or an employment bureau, without Landlord’s prior written consent. Tenant shall not advertise for laborers giving an address at the Premises.

11. Landlord reserves the right to exclude from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs, or who repeatedly violates any of these Rules and Regulations.

12. Tenant shall not loiter in or on the Common Areas for the purpose of smoking tobacco products (except in outside areas designated for such activity) or for any other purpose, nor in any way obstruct such areas, and shall use such Common Areas only for the purposes for which they were designed, including without limitation as a means of ingress and egress for the Premises.

13. Tenant shall store all its trash and garbage in areas designated for such use. No material shall be placed in the trash or garbage receptacles if, under applicable Law, it may not be disposed of in the ordinary and customary manner of disposing of trash and garbage in the vicinity of the Building. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times as Landlord reasonably shall designate.

14. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by any governmental agency or reasonably established by Landlord.

15. Any persons employed by Tenant to do janitorial work shall be subject to Landlord’s prior written approval, and Tenant shall be responsible for all acts of such persons.

16. No awning or other projection shall be attached to the outside walls of the Building without Landlord’s prior written consent, which shall not be unreasonably withheld. Other than Landlord’s Building-standard window coverings, no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord, which approval shall not be unreasonably withheld (provided, however, that the foregoing shall not apply to any fixtures in the Premises as of the execution of the Agreement). Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant shall abide by Landlord’s reasonable and customary regulations concerning the opening and closing of window coverings.

17. Tenant shall not place any bottles, parcels or other articles on the windowsills.

18. Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to the Landlord.

EXHIBIT D

19. Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5 and with any local “No-Smoking” ordinance that may be in effect from time to time and is not superseded by such law.

20. Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises or the Project. Tenant assumes all responsibility for the protection of Tenant and its agents, employees, contractors and invitees, and the property thereof, from acts of third parties, including responsibility for keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for any portion of the Project. Tenant further assumes the risk that any safety or security device, service or program that Landlord elects, in its sole and absolute discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses resulting from such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by Law. Notwithstanding anything set forth herein to the contrary, Landlord shall provide reasonable access-control services for the Building in a manner materially consistent with the services provided by Landlord as of the date of this Lease and materially consistent with the services provided by the landlord of the Comparable Buildings. Notwithstanding the foregoing, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or Project of any person.

21. Intentionally omitted.

22. Tenant shall not use any hand trucks except those equipped with rubber tires and rubber side guards.

23. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without Landlord’s prior written consent.

Landlord may, from time to time, modify or supplement these Rules and Regulations in a manner that, in Landlord’s reasonable judgment, is appropriate for the management, safety, care and cleanliness of the Premises, the Common Areas and the Project, for the preservation of good order therein, and for the convenience of other occupants and tenants thereof. Landlord may equitably waive any of these Rules and Regulations for the benefit of any particular tenant, but no such waiver shall be construed as a waiver of such Rule and Regulation in favor of any other tenant, nor prevent Landlord from thereafter enforcing such Rule and Regulation against any or all tenants.

EXHIBIT D

EXHIBIT E

SKYPORT PLAZA

HAZARDOUS SUBSTANCES DISCLOSURE CERTIFICATE

Your cooperation in this matter is appreciated. Initially, the information provided by you in this Hazardous Substances Disclosure Certificate is necessary for the Landlord to evaluate your proposed uses of the premises (the “Premises”) and to determine whether to enter into a lease agreement with you as tenant. If a lease agreement is signed by you and the Landlord (the “Lease Agreement”), on an annual basis in accordance with the provisions of Section 25.2 of the Lease Agreement, you are to provide an update to the information initially provided by you in this certificate. Any questions regarding this certificate should be directed to, and when completed, the certificate should be delivered to:

Landlord:	c/o Equity Office
2655 Campus Drive, Suite 100
San Mateo, CA 94403
Attn: Market Officer
Phone: (650) 372-3500

Name of (Prospective) Tenant:

Mailing Address:

Contact Person, Title and Telephone Number(s):

Contact Person for Hazardous Waste Materials Management and Manifests and Telephone Number(s):

Address of (Prospective) Premises:

Length of (Prospective) initial Term:

1.	GENERAL INFORMATION:

Describe the proposed operations to take place in, on, or about the Premises, including, without limitation, principal products processed, manufactured or assembled, and services and activities to be provided or otherwise conducted. Existing tenants should describe any proposed changes to on-going operations.

EXHIBIT E

2.	USE, STORAGE AND DISPOSAL OF HAZARDOUS SUBSTANCES

2.1	Will any Hazardous Substances (as hereinafter defined) be used, generated, treated, stored or disposed of in, on or about the Premises? Existing tenants should describe any Hazardous Substances which continue to be used, generated, treated, stored or disposed of in, on or about the Premises.

Wastes	Yes ☐	No ☐

Chemical Products	Yes ☐	No ☐

Other	Yes ☐	No ☐

If Yes is marked, please explain:

2.2	If Yes is marked in Section 2.1, attach a list of any Hazardous Substances to be used, generated, treated, stored or disposed of in, on or about the Premises, including the applicable hazard class and an estimate of the quantities of such Hazardous Substances to be present on or about the Premises at any given time; estimated annual throughput; the proposed location(s) and method of storage (excluding nominal amounts of ordinary household cleaners and janitorial supplies which are not regulated by any Environmental Laws, as hereinafter defined); and the proposed location(s) and method(s) of treatment or disposal for each Hazardous Substance, including, the estimated frequency, and the proposed contractors or subcontractors. Existing tenants should attach a list setting forth the information requested above and such list should include actual data from on-going operations and the identification of any variations in such information from the prior year’s certificate.

3.	STORAGE TANKS AND SUMPS

Is any above or below ground storage or treatment of gasoline, diesel, petroleum, or other Hazardous Substances in tanks or sumps proposed in, on or about the Premises? Existing tenants should describe any such actual or proposed activities.

Yes  ☐    No   ☐

If yes, please explain:

4.	WASTE MANAGEMENT

4.1	Has your company been issued an EPA Hazardous Waste Generator I.D. Number? Existing tenants should describe any additional identification numbers issued since the previous certificate.

Yes  ☐    No   ☐

EXHIBIT E

4.2	Has your company filed a biennial or quarterly reports as a hazardous waste generator? Existing tenants should describe any new reports filed.

Yes  ☐    No   ☐

If yes, attach a copy of the most recent report filed.

5.	WASTEWATER TREATMENT AND DISCHARGE

5.1	Will your company discharge wastewater or other wastes to:

storm drain?	sewer?

surface water?	no wastewater or other wastes discharged.

Existing tenants should indicate any actual discharges. If so, describe the nature of any proposed or actual discharge(s).

5.2	Will any such wastewater or waste be treated before discharge?

Yes  ☐    No   ☐

If yes, describe the type of treatment proposed to be conducted. Existing tenants should describe the actual treatment conducted.

6.	AIR DISCHARGES

6.1	Do you plan for any air filtration systems or stacks to be used in your company’s operations in, on or about the Premises that will discharge into the air; and will such air emissions be monitored? Existing tenants should indicate whether or not there are any such air filtration systems or stacks in use in, on or about the Premises which discharge into the air and whether such air emissions are being monitored.

Yes  ☐    No   ☐

If yes, please explain:

EXHIBIT E

6.2	Do you propose to operate any of the following types of equipment, or any other equipment requiring an air emissions permit? Existing tenants should specify any such equipment being operated in, on or about the Premises.

Spray booth(s)	Incinerator(s)

Dip tank(s)	Other (Please describe)

Drying oven(s)	No Equipment Requiring Air Permits

If yes, please explain:

6.3	Please describe (and submit copies of with this Hazardous Substances Disclosure Certificate) any reports you have filed in the past thirty-six months with any governmental or quasi-governmental agencies or authorities related to air discharges or clean air requirements and any such reports which have been issued during such period by any such agencies or authorities with respect to you or your business operations.

7.	HAZARDOUS SUBSTANCES DISCLOSURES

7.1	Has your company prepared or will it be required to prepare a Hazardous Substances management plan (“Management Plan”) or Hazardous Substances Business Plan and Inventory (“Business Plan”) pursuant to Fire Department or other governmental or regulatory agencies’ requirements? Existing tenants should indicate whether or not a Management Plan is required and has been prepared.

Yes  ☐    No   ☐

If yes, attach a copy of the Management Plan or Business Plan. Existing tenants should attach a copy of any required updates to the Management Plan or Business Plan.

7.2	Are any of the Hazardous Substances, and in particular chemicals, proposed to be used in your operations in, on or about the Premises listed or regulated under Proposition 65? Existing tenants should indicate whether or not there are any new Hazardous Substances being so used which are listed or regulated under Proposition 65.

Yes  ☐    No   ☐

If yes, please explain:

EXHIBIT E

8.	ENFORCEMENT ACTIONS AND COMPLAINTS

8.1	With respect to Hazardous Substances or Environmental Laws, has your company ever been subject to any agency enforcement actions, administrative orders, or consent decrees or has your company received requests for information, notice or demand letters, or any other inquiries regarding its operations? Existing tenants should indicate whether or not any such actions, orders or decrees have been, or are in the process of being, undertaken or if any such requests have been received.

Yes  ☐    No   ☐

If yes, describe the actions, orders or decrees and any continuing compliance obligations imposed as a result of these actions, orders or decrees and also describe any requests, notices or demands, and attach a copy of all such documents. Existing tenants should describe and attach a copy of any new actions, orders, decrees, requests, notices or demands not already delivered to Landlord pursuant to the provisions of Section 25.2 of the Lease Agreement.

8.2	Have there ever been, or are there now pending, any lawsuits against your company regarding any environmental or health and safety concerns?

Yes  ☐    No   ☐

If yes, describe any such lawsuits and attach copies of the complaint(s), cross-complaint(s), pleadings and other documents related thereto as requested by Landlord. Existing tenants should describe and attach a copy of any new complaint(s), cross-complaint(s), pleadings and other related documents not already delivered to Landlord pursuant to the provisions of Section 25.2 of the Lease Agreement.

EXHIBIT E

8.3	Have there been any problems or complaints from adjacent tenants, owners or other neighbors at your company’s current facility with regard to environmental or health and safety concerns? Existing tenants should indicate whether or not there have been any such problems or complaints from adjacent tenants, owners or other neighbors at, about or near the Premises and the current status of any such problems or complaints.

Yes  ☐    No   ☐

If yes, please describe. Existing tenants should describe any such problems or complaints not already disclosed to Landlord under the provisions of the signed Lease Agreement and the current status of any such problems or complaints.

9.	PERMITS AND LICENSES

Attach copies of all permits and licenses issued to your company with respect to its proposed operations in, on or about the Premises, including, without limitation, any Hazardous Substances permits, wastewater discharge permits, air emissions permits, and use permits or approvals. Existing tenants should attach copies of any new permits and licenses as well as any renewals of permits or licenses previously issued.

As used herein, “Hazardous Substances” and “Environmental Laws” shall have the meanings given to such terms in the Lease Agreement.

The undersigned hereby acknowledges and agrees that this Hazardous Substances Disclosure Certificate is being delivered to Landlord in connection with the evaluation of a Lease Agreement and, if such Lease Agreement is executed, will be attached thereto as an exhibit. The undersigned further acknowledges and agrees that if such Lease Agreement is executed, this Hazardous Substances Disclosure Certificate will be updated from time to time in accordance with Section 25.2 of the Lease Agreement. The undersigned further acknowledges and agrees that the Landlord and its partners, lenders and representatives may rely upon the statements, representations, warranties, and certifications made herein and the truthfulness thereof in entering into the Lease Agreement and the continuance thereof throughout the term, and any renewals thereof, of the Lease Agreement.

Tenant hereby certifies, represents and warrants that the information contained in this certificate is true and correct.

(PROSPECTIVE) TENANT:

By:
Title:

EXHIBIT E

EXHIBIT F

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ADDITIONAL PROVISIONS

Capitalized terms used in this Exhibit not otherwise defined herein shall have the meaning given such terms in the Lease to which this Exhibit is attached (the “Lease”).

1. Option Term.

1.1 Option Right. Landlord hereby grants to the originally named Tenant herein (the “Original Tenant”) and any “Permitted Transferee” (as that term is defined in Section 14.8 of the Lease) that is the assignee of Original Tenant’s entire interest in this Lease (a “Permitted Assignee”), two (2) options to extend the Lease Term for a period of five (5) years each (each, an “Option Term”). The option to extend shall be exercisable only by notice delivered by Tenant to Landlord as provided in Section 1.3, below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease). Upon the proper exercise of Tenant’s option to extend, the Lease Term (including the Lease Expiration Date) shall be extended for a period of five (5) years. The rights contained in this Section 1 shall be personal to the Original Tenant and any Permitted Assignee and may only be exercised by the Original Tenant or any Permitted Assignee (and not any other assignee or sublessee or “Transferee,” as that term is defined in Section 14.1 of the Lease, of Tenant’s interest in this Lease) if the Original Tenant or Permitted Assignee, as applicable, occupies at least 75% of the Premises. In the event that Tenant fails to timely and appropriately exercise its option to extend in accordance with the terms of this Section 1, then the option to extend granted to Tenant pursuant to the terms of this Section 1 shall automatically terminate and shall be of no further force or effect.

1.2 Option Rent. The Rent payable by Tenant during the first (1st) Option Term shall be equal to ninety-five percent (95%) of the “Market Rent,” as that term is defined in Exhibit G, attached to the Lease, and the Rent payable by Tenant during the second (2nd) Option Term shall be equal to one hundred percent (100%) of the Market Rent, in each case as such Market Rent is determined pursuant to Exhibit G, attached to the Lease (such rent payable during any Option Term, the “Option Rent”). The calculation of the “Market Rent” shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit G, and, thereafter, the Market Rent shall be stated as a “Net Equivalent Lease Rate” for the Option Term.

1.3 Exercise of Option. The option contained in this Section 1 shall be exercised by Tenant, if at all, and only in the following manner: (i) Tenant shall deliver written notice (the “Option Interest Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord shall, within thirty (30) days following Landlord’s receipt of the Option Interest Notice, deliver notice (the “Option Rent Notice”) to Tenant setting forth Landlord’s good faith determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring fifteen (15) days after Tenant’s receipt of the Option Rent Notice, deliver written notice thereof to Landlord, and upon, and concurrent with, such exercise, Tenant may, at its option, accept or reject the Option Rent set forth in the Option Rent Notice. If Tenant exercises its option to extend the Lease but fails to accept or reject the Option Rent set forth in the Option Rent Notice, then Tenant shall be deemed to have rejected the Option Rent set forth in the Option Rent Notice.

EXHIBIT F

1.4 Determination of Option Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects the Option Rent set forth in the Option Rent Notice pursuant to Section 1.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term or first Option Term (as applicable) (the “Outside Agreement Date“), then the parties shall, on or before the Outside Agreement Date, exchange final and binding determinations of Option Tenant, and, unless the parties thereafter reach an agreement upon the Option Rent applicable to the Option Term , the Option Rent shall thereafter be determined by arbitration. Each party’s final and binding determination of the Option Rent, as exchanged pursuant to the immediately preceding sentence, shall be submitted to arbitration in accordance with Sections 1.4.1 through 1.4.4, below.

1.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser, real estate broker or real estate lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of first class office properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 1.2 above. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

1.4.2 The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the ten (10) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

1.4.3 Within ten (10) days following the appointment of the Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the “Arbitration Agreement”) which shall set forth the following:

1.4.3.1 Each of Landlord’s and Tenant’s best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 1.4, above;

1.4.3.2 An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;

1.4.3.3 Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

EXHIBIT F

1.4.3.4 That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of Option Rent (the “Briefs”);

1.4.3.5 That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s Brief (the “First Rebuttals”); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party’s Brief and shall identify clearly which argument or fact of the other party’s Brief is intended to be rebutted;

1.4.3.6 That within five (5) business days following the parties’ receipt of each other’s First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s First Rebuttal (the “Second Rebuttals”); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party’s First Rebuttal and shall identify clearly which argument or fact of the other party’s First Rebuttal is intended to be rebutted;

1.4.3.7 The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party’s applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

1.4.3.8 That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

1.4.3.9 That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions (as defined in Exhibit G to the Lease);

1.4.3.10 The specific persons that shall be allowed to attend the arbitration;

1.4.3.11 Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Tenant’s Initial Statement”);

1.4.3.12 Following Tenant’s Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Landlord’s Initial Statement”);

1.4.3.13 Following Landlord’s Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord (“Tenant’s Rebuttal Statement”);

1.4.3.14 Following Tenant’s Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant (“Landlord’s Rebuttal Statement”);

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1.4.3.15 That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the “Ruling”) indicating whether Landlord’s or Tenant’s submitted Option Rent is closer to the Option Rent;

1.4.3.16 That following notification of the Ruling, Landlord’s or Tenant’s submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and

1.4.3.17 That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

If a date by which an event described in Section 1.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.

1.4.4 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party, within 30 days.

2. Right of First Refusal on First Floor Space. Landlord hereby grants to the Original Tenant and any Permitted Assignee, a one-time right of first refusal with respect to the remainder of the leasable space located on the first (1st) floor of the Building (the “First Refusal Space”).

2.1 Procedure for Lease.

2.1.1 Procedure for Offer. Landlord shall notify Tenant (the “First Refusal Notice”) when and if Landlord receives a “bona-fide third-party offer” for all or any portion of the First Refusal Space that Landlord desires to accept. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space. The First Refusal Notice shall describe the First Refusal Space, and the lease term, rent and other fundamental economic terms and conditions upon which Landlord proposes to lease such First Refusal Space pursuant to the bona-fide third-party offer. For purposes of this Section 2, a “bona-fide third-party offer” shall mean an offer or counter-offer received by Landlord to lease First Refusal Space from an unaffiliated and qualified third party which Landlord would be willing to accept but for the application of this Section 2. For purposes of example only, the following would each constitute a bona-fide third-party offer:

(a)	Landlord receives a request for proposal from an unaffiliated and qualified third party. Landlord responds to the request for proposal with a lease proposal and subsequently receives a written an acceptance or a bona-fide counter proposal from the unaffiliated and qualified third party.

(b)	Landlord receives a written offer to lease from an unaffiliated and qualified third party. Landlord responds to the offer with a written counter offer and subsequently receives an acceptance or a bona-fide counter to Landlord’s counter offer from the unaffiliated and qualified third party.

2.1.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within

EXHIBIT F

ten (10) days of delivery of the First Refusal Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice, at the rent, as selected by the Tenant pursuant to the terms of Section 2.2, below, for the term contained in such First Refusal Notice. If Tenant does not so notify Landlord within such ten (10) day period of Tenant’s exercise of its first refusal right, then Landlord shall be free to negotiate and enter into a lease for the First Refusal Space to anyone whom Landlord desires on any terms Landlord desires, provided that, prior to entering into a lease of such space on economic terms that are more than 10% more favorable to the tenant than the lower of (i) those set forth in the First Offer Notice (as determined on a net effective basis in accordance with the methodology set forth in Section 5 of Exhibit G, attached to the Lease), and (ii) the “Premises Rental Rate,” as that term is defined in Section 2.2, below, Landlord shall first deliver another First Refusal Notice to Tenant offering such space to Tenant on such reduced terms. Tenant shall respond to any such “re-offer” within five (5) business days after delivery of such “re-offer” notice.

2.2 First Refusal Space Rent. In connection with the Base Rent to be applicable to the First Refusal Space (the “First Refusal Space Rent”), Tenant shall have the right to select either (i) the “Net Equivalent Lease Rate”, as determined pursuant to the formula set forth in Section 5 of Exhibit G attached to the Lease (as if Tenant’s lease of the First Refusal Space was a “Comparable Transaction”, as that term is defined in Section 1 of Exhibit G), of the rent and other economic concessions set forth in the First Refusal Notice, and (ii) the Base Rent rental rate per rentable square foot that Tenant is then obligated to pay under the Lease with respect to the Premises, which amount shall thereafter be escalated at the same time and in the same manner, as the Base Rent applicable to the Premises (the “Premises Rental Rate”); provided, however, if Tenant selects the Premises Rental Rate, then (a) Landlord shall not be required to provide any “Concessions”, as that term is defined in Section 1 of Exhibit G, to Tenant with respect to the First Refusal Space, except for an improvement allowance in an amount equal to the product of (x) $38.40, and (y) a fraction that has as its numerator the number of months that Tenant shall be paying rent during the “Refusal Space Lease Term” (as defined below), but in no event a number greater than 84, and that shall have 84 as its denominator of, and (b) if the term of Tenant’s lease of the First Refusal Space extends beyond Tenant’s lease of the Premises, then the Base Rent applicable to the Must-Take Space during such extended period shall be escalated at a rate of three percent (3%) per annum (unless Tenant extends the Term of the Lease pursuant to Section 1, above, in which case the First Refusal Space shall be considered a part of the Premises for the purpose of determining the Option Rent).

2.3 Amendment to Lease. If Tenant timely exercises Tenant’s right of first refusal to lease First Refusal Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease (the “First Refusal Space Amendment”) for such First Refusal Space upon the terms set forth in the First Refusal Notice, including, but not limited to the First Refusal Space Rent, but otherwise upon the terms, covenants and conditions set forth in this Lease and this Section 2 (the “First Refusal Space Terms”).

2.4 First Refusal Space Commencement Date; Construction in First Refusal Space. The commencement date for the First Refusal Space shall be the date set forth in the bona-fide third-party offer (the “First Refusal Space Commencement Date”). Tenant’s lease of the First Refusal Space shall be for the term set forth in the First Refusal Notice, and, therefore, the term of Tenant’s lease of the First Refusal Space shall expire on the date set forth in the First Refusal Notice (the “First Refusal Space Expiration Date”). The period of time commencing on the First Refusal Space Commencement Date and ending on the First Refusal Space Expiration Date shall be referred to herein as the “Refusal Space Lease Term.” Except as may be set forth in the First Refusal Notice, Tenant shall take the First Refusal Space in its “as is” condition.

EXHIBIT F

2.5 Termination of First Refusal Right. The rights contained in this Section 2 shall be personal to the Original Tenant and its Permitted Assignees and may only be exercised by the Original Tenant or a Permitted Assignee (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or a Permitted Assignee occupies not less than 75% of the then existing Premises. The right to lease the First Refusal Space as provided in this Section 2 may not be exercised if, as of the date Tenant attempts to exercise its right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, or as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in economic or other material default pursuant to the terms of this Lease (beyond any applicable notice and cure periods). The right of first offer granted herein shall terminate as to particular First Refusal Space upon the failure by Tenant to timely exercise its right of first refusal with respect to such First Refusal Space as offered by Landlord.

3. Right of First Offer on Space in 1650 Technology Drive. Landlord hereby grants to the Original Tenant and any Permitted Assignee, a one-time right of first offer, with respect to each suite in the 1650 TD Building which becomes available to lease to third parties (individually and collectively, the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases (including renewals and extensions, whether pursuant to rights currently existing or hereafter granted) of the First Offer Space. In addition, such right of first offer shall be subordinate to all expansion rights of tenants of the Building under leases existing as of the date hereof, which expansion rights relate to the First Offer Space and which rights are set forth in leases of space in the Project existing as of the date hereof, each including any expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (all such tenants under existing leases of the First Offer Space and other tenants of the Project, collectively, the “Superior Right Holders“). The Superior Right Holders with expansion rights are set forth on Exhibit F-1, attached hereto. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 3.

3.1. Procedure for Offer. Tenant, at Tenant’s option, may notify Landlord not more than twice in any calendar year, if Tenant is interested in leasing space in the 1650 TD Building. Thereafter, Landlord shall notify Tenant (a “First Offer Notice”) from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties (other than Superior Right Holders). A First Offer Notice shall describe the space so offered to Tenant. The rentable square footage of the space so offered to Tenant shall be determined in accordance with the terms of Section 3 of this Lease.

3.2 Procedure for Acceptance. If Tenant wishes to exercise its right of first offer with respect to the space described in a First Offer Notice, then within ten (10) days of delivery of such First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of first offer with respect to the entire space described in such First Offer Notice. If Tenant timely exercises its right of first offer as set forth herein, Landlord and Tenant shall, within ten (10) days after Landlord’s receipt of Tenant’s notice, meet and discuss the lease of the space described in such First Offer Notice from Landlord to Tenant (the “First Offer Meeting”). If Landlord and Tenant do not reach agreement as to the material economic terms of the lease of such space within five (5) business days after the First Offer Meeting, then Landlord, in its sole and absolute discretion, shall have the right to terminate negotiations with Tenant and to lease the space described in the First Offer Notice to anyone whom Landlord desires on any terms which Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not exercise its right of first offer with respect to any space described in a First Offer Notice or if Tenant fails to respond to a First Offer Notice within ten (10) business days of delivery thereof, then Tenant’s right of first offer as set forth in this Section 3 shall terminate as to all of the space described in such First Offer Notice.

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3.3 New Lease. If Tenant timely exercises Tenant’s right of first offer to lease First Offer Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter, execute a new lease (the “First Offer Space Lease”) for such First Offer Space upon the terms set forth in the First Offer Notice, including, but not limited to rent (the “First Offer Space Rent”), but otherwise upon the terms, covenants and conditions set forth in this Lease and this Section 3 (the “First Offer Space Terms”); provided, however, if the First Offer Space leased by Tenant consists of less than the entire 1650 TD Building, then the First Offer Space Lease shall incorporate the terms and conditions set forth on Exhibit I, attached to the Lease, as a result of the First Offer Space Lease being applicable to a multi-tenant building.

3.4 Termination of Right of First Offer. The rights contained in this Section 3 shall be personal to the Original Tenant and its Permitted Assignees and may only be exercised by the Original Tenant or a Permitted Assignee (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or a Permitted Assignee occupies not less than 75% of the then existing Premises. The right to lease the First Offer Space as provided in this Section 3 may not be exercised if, as of the date Tenant attempts to exercise its right of first refusal with respect to the First Offer Space described in the First Offer Notice, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in economic or other material default pursuant to the terms of this Lease (beyond any applicable notice and cure periods). The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to timely exercise its right of first offer with respect to such First Offer Space as offered by Landlord.

4. Provisions Required Under Existing Security Agreement. Notwithstanding any contrary provision of the Lease:

A. Permitted Use. No portion of the Premises shall be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities, or sexual conduct or any other use that, as of the time of the execution hereof, has or could reasonably be expected to have a material adverse effect on the Property or its use, operation or value.

B. Proceeds.

1. As used herein, “Proceeds” means any compensation, awards, proceeds, damages, claims, insurance recoveries, causes or rights of action (whenever accrued) or payments which Landlord may receive or to which Landlord may become entitled with respect to the Property or any part thereof (other than payments received in connection with any liability or loss of rental value or business interruption insurance) in connection with any Taking of, or any casualty or other damage or injury to, the Property or any part thereof.

2. Nothing in this Lease shall be deemed to entitle Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Taking of its trade fixtures and its leasehold improvements which have not become part of the Property and such business loss as Tenant may specifically and separately establish. Nothing in the preceding sentence shall be deemed to expand any right Tenant may have under this Lease to receive or retain any Proceeds.

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3. Nothing in this Lease shall be deemed to prevent Proceeds from being held and disbursed by any Security Holder under any Existing Loan Documents in accordance with the legally enforceable terms of such Existing Loan Documents. However, if, in the event of any casualty or partial Taking, any obligation of Landlord under this Lease to restore the Premises or the Building is materially diminished by the operation of the preceding sentence, then Landlord, as soon as reasonably practicable after the occurrence of such casualty or partial Taking, shall provide written notice to Tenant describing such diminution with reasonably specificity, whereupon, unless Landlord has agreed in writing, in its sole and absolute discretion, to waive such diminution, Tenant, by written notice to Landlord delivered within 10 days after receipt of Landlord’s notice, shall have the right to terminate this Lease effective 10 days after the date of such termination notice.

5. Wireless Equipment. At any time during the Lease Term, subject to the terms and conditions of this Section 5, Tenant may install, at Tenant’s sole cost and expense (but subject to reimbursement from any unused Allowance), but without the payment of any additional license or similar fee or charge, wireless phone and IT communications equipment, not to exceed 5 feet in height, 5 square feet in surface area and 50 pounds in weight, servicing the business conducted by Tenant from the Premises (all such equipment, including non-telecommunication equipment is, for the sake of convenience, defined collectively as the “Wireless Equipment”), upon the roof of the Building. The installation of such Wireless Equipment shall be performed pursuant to the terms of Article 8 of the Lease and shall be deemed an Alteration. The physical appearance and the size of the Wireless Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Wireless Equipment shall be reasonably designated by Landlord and Landlord may require Tenant to install screening around such Wireless Equipment, at Tenant’s sole cost and expense, as reasonably determined by Landlord. Tenant shall maintain such Wireless Equipment, at Tenant’s sole cost and expense and Landlord shall provide Tenant reasonable access to the roof, subject to Landlord’s reasonable rules and regulations, in order to install, repair and maintain such Wireless Equipment. In the event Tenant elects to exercise its right to install the Wireless Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall reimburse to Landlord the actual costs reasonably incurred by Landlord in approving such Wireless Equipment. Tenant shall remove such Wireless Equipment upon the expiration or earlier termination of this Lease and shall return the affected portion of the rooftop and the Building to substantially the same condition as the rooftop and the Building would have been in had no such Wireless Equipment been installed (reasonable wear and tear excepted). Such Wireless Equipment shall be installed pursuant to plans and specifications approved by Landlord, which approval will not be unreasonably withheld, conditioned, or delayed. Such Wireless Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations. Tenant shall not be entitled to license its Wireless Equipment to any unrelated third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Wireless Equipment by an unrelated third party. Tenant’s right to install such Wireless Equipment shall be non-exclusive, and Tenant hereby expressly acknowledges Landlord’s continued right (i) to itself utilize any rooftop space, and (ii) to re-sell, license or leasing of any rooftop space to an unaffiliated third party, provided such rooftop use does not unreasonably interfere with Tenant’s use of the rooftop and/or the Premises.

6. Reception Desk and Shipping Area. Throughout the Lease Term, Tenant shall be entitled to install, maintain, and operate a reception desk to be located in the lobby of the Building (the “Reception Desk”) to facilitate Tenant’s security requirements and procedures. The size, design, appearance and exact location of the Reception Desk shall be subject to Landlord’s reasonable approval. Tenant shall construct the Reception Desk as part of the Tenant Improvements to be constructed pursuant to the Tenant Work Letter. In addition, Tenant shall have the right to use a portion, as designated on Exhibit F-2, attached hereto, of the Building’s shipping and receiving area (the “Shipping Area”) located on the first (1st) floor of the Building, during the normal operating hours of such portion of the Building. Any of Tenant’s employees which will operate the Reception Desk or use the Shipping Area shall do so in

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accordance with the Building’s Rules and Regulations, and shall at all times conduct themselves in a first class manner consistent with a first-class office building. Tenant’s indemnity obligations pursuant to Section 10.1.2 of the Lease shall be applicable to Tenant’s installation and operation of the Reception Desk or Tenant’s use the Shipping Area.

EXHIBIT F

EXHIBIT F-1

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SUPERIOR RIGHT HOLDERS

1. Magma Design Automation, Inc., has a one-time right of first offer on the remainder of the 1650 TD Building.

2. Quantum Corporation has a continuing right of first refusal on the 6th floor of the 1650 TD Building.

3. BKF Engineers has a one-time right of first offer on Suite 600, located on the 6th floor of the 1650 TD Building.

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EXHIBIT F-2

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SHIPPING AREA

EXHIBIT F

EXHIBIT G

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MARKET RENT ANALYSIS

When determining Market Rent, the following rules and instructions shall be followed.

1. RELEVANT FACTORS. The “Market Rent,” as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit G) of the “Net Equivalent Lease Rates,” of the “Comparable Transactions”. The “Market Rent,” as used in this Lease, shall be equal to the annual rent per rentable square foot as would be applicable on the commencement of the Option Term at which tenants are, pursuant to transactions consummated within the twelve (12) month period immediately preceding the first day of the Option Term (provided that timing adjustments shall be made to reflect any perceived changes which will occur in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the Option Term) leasing non-sublease, non-encumbered, non-equity space comparable in location and quality to the Premises and consisting of one full floor or greater transactions, for a comparable term, in an arm’s-length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in Section 4, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”). The terms of the Comparable Transactions shall be calculated as a Net Equivalent Lease Rate pursuant to the terms of this Exhibit G and shall take into consideration only the following terms and concessions (collectively, the “Concessions”): (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, (iii) operating expense and tax escalation protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes for each such Comparable Transaction); (iv) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, the value of the existing improvements, if any, in the Premises and/or improvement allowances granted to Tenant, such value of existing improvements to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by users comparable to Tenant, and (v) rental abatement, moving allowance, lease takeover payments and other economic concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that no consideration shall be given to (1) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions, and (2) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Market Rent shall include adjustment of the stated size of the Premises, based upon the standards of measurement utilized in the Comparable Transactions.

2. TENANT SECURITY. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).

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3. TENANT IMPROVEMENT ALLOWANCE. If, in determining the Market Rent for an Option Term, Tenant is entitled to a tenant improvement or comparable allowance for the improvement of the Premises (the “Option Term TI Allowance“), Landlord may, at Landlord’s sole option, elect to grant all or a portion of the Option Term TI Allowance in accordance with the following: (A) to grant some or all of the Option Term TI Allowance to Tenant in the form as described above (i.e., as an improvement allowance), and/or (B) to offset against the rental rate component of the Market Rent all or a portion of the Option Term TI Allowance (in which case such portion of the Option Term TI Allowance provided in the form of a rental offset shall not be granted to Tenant). To the extent Landlord elects not to grant the entire Option Term TI Allowance to Tenant as a tenant improvement allowance, the offset under item (B), above, shall equal the amount of the tenant improvement allowance not granted to Tenant as a tenant improvement allowance pursuant to the preceding sentence, plus interest at the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), and, without limiting the binding nature of any other provision of this Lease, the duty to recognize the offset provided in this Section 3 shall be binding on any successor-in-interest to Landlord in this Lease.

4. COMPARABLE BUILDINGS. For purposes of this Lease, the term “Comparable Buildings” shall mean the Building and those certain other Class A office building containing of not less than 150,000 rentable square feet of space and located in area commonly known as Silicon Valley, California. With respect to Comparable Transactions that are not located in the Building, the Market Rent shall be adjusted, if necessary, to take into consideration the size, age, quality of construction and appearance of the Comparable Buildings as they the relate to the Building.

5. METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length or term, rental rate, concessions, etc., the following steps shall be taken into consideration to “adjust” the objective data from each of the Comparable Transactions. By taking this approach, a “Net Equivalent Lease Rate” for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions.

5.1 The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses and taxes in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

5.2 Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

5.3 The resultant net cash flow from the lease should be then discounted (using an annual discount rate equal to 8.0%) to the lease commencement date, resulting in a net present value estimate.

5.4 From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

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5.5 The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

6. USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a Net Equivalent Lease Rate applicable the Option Term.

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EXHIBIT H

LOCATION OF GENERATOR

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EXHIBIT I

TERMS FOR MULTI-TENANT BUILDING

The following terms and conditions shall be incorporated into (i) any First Offer Space Lease, and (ii) the Lease to which these terms and conditions are attached as Exhibit I, if Landlord leases space in the Building to another tenant or occupant. In the event of a conflict between the terms and conditions of the Lease, and the terms and conditions set forth on this Exhibit I, the terms and conditions of this Exhibit I shall prevail.

1. Expenses.

1.1 If, in any Expense Year, the Property is not 100% occupied (or a service provided by Landlord to tenants of the Building generally is not provided by Landlord to a tenant that provides such service itself), Expenses for such year shall be determined as if the Property had been 100% occupied (and all services provided by Landlord to tenants of the Building generally had been provided by Landlord to all tenants, and no tenant of the Building had been entitled to free rent, rent abatement or the like) throughout such year.

1.2 Expenses shall include electric power costs and janitorial costs for tenant spaces in the Project;

2. Expansion Rights. Tenant shall not have a right of first refusal, or any other expansion right, on any space in the Project. The terms of this Section 2 shall only be applicable to a First Offer Space Lease (and not this Lease if Landlord leases space in the Building to another tenant or occupant).

3. Substitution of Premises. Landlord shall have the right, upon prior notice, to move Tenant to other space in the 1650 TD Building comparable in size and utility to the Premises; provided, however, this right of substitution shall only apply to portions of the Premises consisting of less than one full floor in the 1650 TD Building. In such event, all terms hereof shall apply to the new space; provided, however, that Base Rent and Tenant’s Share shall not be increased as a result of such relocation. Landlord, at its expense, shall provide Tenant with tenant improvements in the new space at least equal in quality to those in the Premises and shall move Tenant’s effects to the new space. In addition, Landlord shall reimburse Tenant for the reasonable moving, re-cabling and stationery replacement costs incurred by Tenant in connection with such relocation within 30 days after receiving an invoice therefor. Simultaneously with such relocation, the parties shall execute a written agreement prepared by Landlord memorializing the same. The terms of this Section 3 shall only be applicable to a First Offer Space Lease (and not this Lease if Landlord leases space in the Building to another tenant or occupant).

4. Tenant’s Signage Rights. Landlord shall include Tenant’s name in any tenant directory located in the lobby on the first floor of the Building. In addition, if other tenants occupy space on the floor on which the Premises is located, Landlord, at Tenant’s cost, shall provide and install initial identifying signage for Tenant which shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s standard signage program for the Building. Any subsequent identifying signage shall be procured and installed by Landlord at Tenant’s expense. Any signs, notices, logos, pictures, names or advertisements that are installed without Landlord’s specific written approval may be removed by Landlord without notice and at Tenant’s expense. Tenant may not install any signs on the exterior or roof of the Building or in the Common Areas. Any signs, window coverings, blinds or similar items that are visible from outside the Premises (even if located behind the Landlord-approved window coverings) shall be subject to the prior written approval of Landlord, in its sole and absolute discretion. The terms of this Section 4 shall only be applicable to a First Offer Space Lease (and not this Lease if Landlord leases space in the Building to another tenant or occupant).

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5. Landlord Provided Services. If Tenant is not the sole occupant of the Building, then, notwithstanding anything set forth to the contrary in Article 6 of the Lease, (x) to the extent practical, Landlord shall separately meter (or sub-meter) the electrical service provided to the other occupant’s premises and Landlord shall deduct the total cost of the electrical service provided to the other occupant, as well as a reasonable amount attributable to the Common Areas of the Building (which amount shall be included in Expenses), from the total cost of electrical provided to the Building and Tenant shall be obligated to pay the difference, (y) for any utility service that is not separately metered, Tenant shall pay to Landlord, as Additional Rent, its pro rata share of the cost of such utility service with all others served by the service not separately metered; provided, however, that if Landlord reasonably determines that Tenant is using a disproportionate amount of any utility service, then Landlord, at its election, may (1) periodically charge Tenant, as Additional Rent, a sum equal to Landlord’s reasonable estimate of the cost of Tenant’s excess use of such utility service, and/or (2) install, at Tenant’s expense, a separate meter to measure the utility service supplied to the Premises, provided that the above charges payable by Tenant as set forth in this sentence shall only be due to the extent Landlord charges all other office tenants of the Building for their disproportionate use of any utility service (to the extent such charges are applicable).

6. Rules and Regulations. Exhibit D, attached to the Lease, shall be replaced by the following in the First Refusal Space Lease.

Tenant shall comply with the following rules and regulations (as modified or supplemented from time to time, the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance of any of the Rules and Regulations by any other tenants or occupants of the Project, provided that Landlord hereby agrees not to enforce such Rules and Regulations against Tenant in a discriminatory manner. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two (2) keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices and toilet rooms furnished to or otherwise procured by Tenant, and if any such keys are lost, Tenant shall pay to Landlord the reasonable cost of replacing them.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for Comparable Buildings in the vicinity of the Building. Tenant shall cause its employees, agents, contractors, invitees and licensees who use Building doors during such hours to securely close and lock them after such use. Any person entering or leaving the Building during such hours, or when the Building doors are otherwise locked, may be required to sign the Building register, and access to the Building may be refused unless such person has proper identification or has a previously arranged access pass. Landlord will furnish passes to persons for whom Tenant requests them in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. Landlord and its agents shall not be liable for damages for any error with regard to the admission or exclusion of any person to or from the Building. In case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent

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access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property. Notwithstanding anything set forth herein to the contrary, Landlord shall provide reasonable access-control services for the Building in a manner materially consistent with the services provided by Landlord as of the date of this Lease and materially consistent with the services provided by the landlord of the Comparable Buildings.

4. No furniture or bulky equipment shall be brought into the Building without prior Notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord reasonably designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other unusually heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property. Any damage to the Building, its contents, occupants or invitees resulting from Tenant’s moving or maintaining any such safe or other heavy property shall be the sole responsibility and expense of Tenant (notwithstanding anything to the contrary in Article 7 or Section 10.5 of the Lease).

5. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such specific elevator as reasonably shall be designated by Landlord.

6. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Building (other than the Premises) without Landlord’s prior written consent. Tenant shall not disturb, solicit, peddle or canvass any occupant of the Project.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance shall be thrown therein. Notwithstanding anything to the contrary in Article 7 or Section 10.5 of the Lease, Tenant shall bear the expense of any breakage, stoppage or damage resulting from any violation of this rule by Tenant or any of its employees, agents, contractors, invitees or licensees.

9. Tenant shall not overload the floor of the Premises, or mark, drive nails or screws or drill into the partitions, woodwork or drywall of the Premises, or otherwise deface the Premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld. The foregoing sentence shall not be applicable to the hanging of customary office artwork. Tenant shall not purchase bottled water, ice, towel, linen, maintenance or other like services from any person not approved by Landlord.

10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated in the Premises without Landlord’s prior written consent.

11. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises or about the Project, except for such substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. No burning candle or other open flame shall be ignited or kept by Tenant in the Premises or about the Project.

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12. Tenant shall not, without Landlord’s prior written consent, use any method of heating or air conditioning other than that supplied by Landlord.

13. Tenant shall not use or keep any foul or noxious gas or substance in or on the Premises, or occupy or use the Premises in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, or interfere with other occupants or those having business therein, whether by the use of any musical instrument, radio, CD player or otherwise. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (other than service animals), birds, aquariums, or, except in areas reasonably designated by Landlord, bicycles or other vehicles.

15. No cooking shall be done in the Premises (except as may be shown on approved plans for Tenant Improvements or Alterations), nor shall the Premises be used for lodging, for living quarters or sleeping apartments, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and invitees, provided that such use complies with all applicable Laws.

16. The Premises shall not be used for manufacturing (but the same shall not preclude product assembly as may be incidental to the Permitted Use). Tenant shall not occupy the Premises as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics or tobacco, or as a medical office, a barber or manicure shop, or an employment bureau, without Landlord’s prior written consent. Tenant shall not engage or pay any employees in the Premises except those actually working for Tenant in the Premises, nor advertise for laborers giving an address at the Premises.

17. Landlord reserves the right to exclude from the Project any person who, in Landlord’s reasonable judgment, is intoxicated or under the influence of liquor or drugs, or who violates any of these Rules and Regulations.

18. Tenant shall not loiter in or on the Common Areas for the purpose of smoking tobacco products (except in outside areas designated for such activity) or for any other purpose, nor in any way obstruct such areas, and shall use such Common Areas only for the purposes for which they were designed, including without limitation as a means of ingress and egress for the Premises.

19. Tenant shall not waste electricity, water or air conditioning, shall cooperate with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall not attempt to adjust any controls. Tenant shall install and use in the Premises only ENERGY STAR rated equipment, where available.

20. Tenant shall store all its trash and garbage inside the Premises. No material shall be placed in the trash or garbage receptacles if, under applicable Law, it may not be disposed of in the ordinary and customary manner of disposing of trash and garbage in the vicinity of the Building. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times as Landlord shall designate.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by any governmental agency or reasonably established by Landlord.

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22. Any persons employed by Tenant to do janitorial work shall be subject to Landlord’s prior written approval (not to be unreasonably withheld) and, while in the Building and outside of the Premises, shall be subject to the control and direction of the Building manager (but not as an agent or employee of such manager or Landlord), and Tenant shall be responsible for all acts of such persons.

23. No awning or other projection shall be attached to the outside walls of the Building without Landlord’s prior written consent. Other than Landlord’s Building-standard window coverings, no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord (provided, however, that the foregoing shall not apply to any fixtures existing in the Premises on the date of the Agreement). Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent. Tenant shall abide by Landlord’s reasonable regulations concerning the opening and closing of window coverings.

24. Tenant shall not obstruct any sashes, sash doors, skylights, windows or doors that reflect or admit light or air into the halls, passageways or other public places in the Building, nor shall Tenant place any bottles, parcels or other articles on the windowsills.

25. Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to the Landlord.

26. Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5 and with any local “No-Smoking” ordinance that may be in effect from time to time and is not superseded by such law.

27. Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant assumes all responsibility for the protection of Tenant and its agents, employees, contractors and invitees, and the property thereof, from acts of third parties, including responsibility for keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for any portion of the Project. Tenant further assumes the risk that any safety or security device, service or program that Landlord elects, in its sole and absolute discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses resulting from such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by Law. Notwithstanding anything set forth herein to the contrary, Landlord shall provide reasonable access-control services for the Building in a manner materially consistent with the services provided by Landlord as of the date of this Lease and materially consistent with the services provided by the landlord of the Comparable Buildings.

28. All office equipment of an electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

29. Tenant shall not use any hand trucks except those equipped with rubber tires and rubber side guards.

30. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without Landlord’s prior written consent.

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Landlord may, from time to time, modify or supplement these Rules and Regulations in a manner that, in Landlord’s reasonable judgment, is appropriate for the management, safety, care and cleanliness of the Premises, the Building, the Common Areas and the Project, for the preservation of good order therein, and for the convenience of other occupants and tenants thereof. Landlord may waive any of these Rules and Regulations for the benefit of any particular tenant, but no such waiver shall be construed as a waiver of such Rule and Regulation in favor of any other tenant, nor prevent Landlord from thereafter enforcing such Rule and Regulation against any or all tenants.

6. Emergency Generator. The terms of Article 23 shall be null and void and of no force or effect; provided, however, if the terms of this Exhibit I are applicable because Landlord leased space in the Building to another tenant or occupant (as opposed to Tenant leasing First Offer Space in the 1650 TD Building), then Landlord hereby agrees to thereafter, to the extent reasonably practical under the circumstances, maintain and operate the Generator for the benefit of the tenants of the Building (including Tenant) and the cost thereof shall be included in Operating Expenses. In the event Tenant’s right to operate and use the Generator is terminated pursuant to the terms of this Section 6, Landlord and Tenant shall each reasonably cooperate with the other in connection with the transfer of the operation, use and maintenance responsibilities from Tenant to Landlord, and Tenant agrees to provide Landlord with a copy of all of its maintenance and repair records in connection with the Generator.

7. Other Revisions. Any or revisions or provisions reasonably requested by Landlord or Tenant to reflect the fact that the space leased by Tenant is in a multi-tenant building and not a single-tenant building, and, taking into account the fact that the Common Areas, including without limitation the parking area(s), shall be shared by Tenant and the other tenants or occupants of the Building.

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